Exhibit 99.2

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (Updated)
          Consolidated Financial Statements: The following consolidated financial statements are included in Part II, Item 8 of this report (as amended).

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Finisar Corporation
     We have audited the accompanying consolidated balance sheets of Finisar Corporation as of April 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Finisar Corporation at April 30, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
     As discussed in Note 2 to the consolidated financial statements, on May 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.
     As discussed in Note 12 to the consolidated financial statements, on May 1, 2009 the Company adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement).
/s/ Ernst & Young LLP
San Jose, California
July 8, 2009,
Except for Notes 1, 2, 8, 9, 12 and 28 as to which the date is
October 7, 2009

FINISAR CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30,
	2009	2008
	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$37,129	$79,442
Short-term available-for-sale investments	92	30,577
Accounts receivable, net of allowance for doubtful accounts of $1,069 and $635 at April 30, 2009 and April 30, 2008	81,820	48,005
Accounts receivable, other	10,033	12,408
Inventories	107,764	73,969
Prepaid expenses	6,795	6,083
Current assets associated with discontinued operations	4,863	10,154

Total current assets	248,496	260,638
Long-term available-for-sale investments	—	9,236
Property, plant and improvements, net	81,606	88,127
Purchased technology, net	16,459	10,514
Other intangible assets, net	13,427	2,469
Goodwill	—	88,242
Minority investments	14,289	13,250
Other assets	2,584	2,778
Non-current assets associated with discontinued operations	3,527	4,486

Total assets	$380,388	$479,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,421	$43,040
Accrued compensation	11,428	14,397
Other accrued liabilities (Note 11)	30,513	23,197
Deferred revenue	1,703	2,259
Current portion of other long-term liabilities	—	424
Current portion of long-term debt (Note 13)	6,107	2,012
Current portion of convertible notes, net of beneficial conversion feature of $0 and $2,026 at April 30, 2009 and April 30, 2008	—	101,918
Non-cancelable purchase obligations	2,965	3,206
Current liabilities associated with discontinued operations	3,160	3,253

Total current liabilities	104,297	193,706
Long-term liabilities:
Convertible notes, net of current portion	134,255	136,570
Long-term debt, net of current portion (Note 13)	15,305	3,626
Other non-current liabilities	2,511	14,335
Deferred income taxes	1,149	8,903
Non-current liabilities associated with discontinued operations	650	950

Total liabilities	258,167	358,090

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding at April 30, 2009 and 2008	—	—
Common stock, $0.001 par value, 750,000,000 shares authorized, 59,686,507 shares issued and outstanding at April 30, 2009 and 38,604,903 shares issued and outstanding at April 30, 2008	60	39
Additional paid-in capital	1,831,224	1,560,020
Accumulated other comprehensive income	2,662	12,973
Accumulated deficit	(1,711,725)	(1,451,382)

Total stockholders’ equity	122,221	121,650

Total liabilities and stockholders’ equity	$380,388	$479,740

See accompanying notes.

FINISAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fiscal Years Ended April 30,
	2009	2008	2007

Revenues	$497,058	$401,625	$381,263
Cost of revenues	352,096	281,770	258,944
Impairment of acquired developed technology	1,248	—	—
Amortization of acquired developed technology	4,907	4,667	4,159

Gross profit	138,807	115,188	118,160

Operating expenses:
Research and development	80,136	63,067	50,109
Sales and marketing	27,730	27,013	23,410
General and administrative	35,818	38,343	34,110
Acquired in-process research and development	10,500	—	5,770
Impairment of goodwill and other intangible assets	238,507	—	—
Amortization of purchased intangibles	2,145	1,192	267

Total operating expenses	394,836	129,615	113,666

Income (loss) from operations	(256,029)	(14,427)	4,494

Interest income	1,762	5,805	6,204
Interest expense	(14,597)	(21,876)	(18,224)
Gain (Loss) on convertible debt exchange	3,064	—	(31,606)
Other income (expense), net	(3,654)	(113)	(631)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(269,454)	(30,611)	(39,763)
Provision for (benefit from) income taxes	(6,962)	2,233	2,810

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(262,492)	(32,844)	(42,573)
Cumulative effect of change in accounting principle, net of taxes	—	—	1,213

Loss from continuing operations	(262,492)	(32,844)	(41,360)

Income (loss) from discontinued operations, net of income taxes	2,149	(46,169)	(9,635)

Net loss	$(260,343)	$(79,013)	$(50,995)

Net income (loss) per share:
Basic:
Continuing operations -before cumulative effect of change in accounting principle	$(4.99)	$(0.85)	$(1.11)
Cumulative effect of change in accounting principle, net of taxes	—	—	0.03
Continuing operations	$(4.99)	$(0.85)	$(1.07)
Discontinued operations	$0.04	$(1.20)	$(0.25)

Diluted:
Continuing operations -before cumulative effect of change in accounting principle	$(4.99)	$(0.85)	$(1.11)
Cumulative effect of change in accounting principle, net of taxes	$—	$—	$0.03
Continuing operations	$(4.99)	$(0.85)	$(1.07)
Discontinued operations	$0.04	$(1.20)	$(0.25)

Weighted average number of common shares outstanding:
Basic	52,557	38,585	38,477
Diluted	53,272	38,585	38,477
See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

					Other
			Additional	Deferred	Comprehensive		Total
	Common Stock		Paid-In	Stock	Income	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	(Loss)	Deficit	Equity
	(In thousands, except share data)
Balance at April 30, 2006	38,189,014	$38	$1,487,732	$(3,616)	$1,698	$(1,321,374)	$164,478

Reclassification of unamortized deferred compensation			(3,616)	3,616			—
Exercise of warrants and stock options, net of repurchase of unvested shares	282,605	0.3	3,639	—	—	—	3,639
Issuance of common stock through employee stock purchase plan	107,503	0.1	1,681	—	—	—	1,681
Stock-based compensation expense related to employee stock options and employee stock purchases	—	—	11,637	—	—	—	11,637
Beneficial conversion on issuance of debt	—	—	29,733	—	—	—	29,733
Equity component of convertible debt	—	—	19,509	—	—	—	19,509
Cumulative effect of change in accounting principle	—	—	(1,213)	—	—	—	(1,213)
Unrealized gain on available-for-sale investments	—	—	—	—	5,645	—	5,645
Foreign currency translation adjustment	—	—	—	—	3,819	—	3,819
Net loss	—	—	—	—	—	(50,995)	(50,995)

Comprehensive loss							(41,531)

Balance at April 30, 2007	38,579,122	$39	$1,549,101	$—	$11,162	$(1,372,369)	$187,933

Exercise of warrants and stock options, net of repurchase of unvested shares	25,782	—	179	—	—	—	179
Stock-based compensation expense related to employee stock options and employee stock purchases	—	—	10,740	—	—	—	10,740
Unrealized loss on available-for-sale investments	—	—	—	—	(4,165)	—	(4,165)
Foreign currency translation adjustment	—	—	—	—	5,976	—	5,976
Net loss	—	—	—	—	—	(79,013)	(79,013)

Comprehensive loss							(77,202)

Balance at April 30, 2008	38,604,903	$39	$1,560,020	$—	$12,973	$(1,451,382)	$121,650

Exercise of stock options and stock issued under restricted stock awards plan	352,981	0.3	1,138	—	—	—	1,138
Issuance of common stock through employee stock purchase plan	627,541	0.6	3,385	—	—	—	3,386
Assumption of stock options, related to acquisition of Optium	—	—	8,986	—	—	—	8,986
Stock-based compensation expense related to employee stock options and employee stock purchases	—	—	14,894	—	—	—	14,894
Issuance of stock related to acquisition of Optium	20,101,082	20.1	242,801	—	—	—	242,821
Unrealized loss on available-for-sale investments	—	—	—	—	(925)	—	(925)
Foreign currency translation adjustment	—	—	—	—	(9,386)	—	(9,386)
Net loss	—	—	—	—	—	(260,343)	(260,343)

Comprehensive loss							(270,654)

Balance at April 30, 2009	59,686,507	$60	$1,831,224	—	$2,662	$(1,711,725)	$122,221

See accompanying notes.

FINISAR CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended April 30,
	2009	2008	2007
	(In thousands)
Operating activities
Net loss	$(260,343)	$(79,013)	$(50,995)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,340	25,192	24,954
Stock-based compensation expense	14,978	11,564	11,822
Acquired in-process research and development	10,500	—	5,770
Amortization of beneficial conversion feature of convertible notes	1,817	4,943	4,791
Non-cash interest cost on 2.5% convertible senior subordinated notes	4,910	4,640	2,180
Amortization of purchased technology and finite lived intangibles	2,687	1,749	1,814
Impairment of goodwill and intangible assets	238,507	40,106	—
Impairment of acquired developed technology	1,248	—	—
Amortization of acquired developed technology	6,038	6,501	6,002
Amortization of discount on restricted securities	—	(11)	(92)
Loss (gain) on sales of equipment	996	(516)	1,214
Other than temporary decline in fair market value of equity security	1,920	—	—
Gain on sale of minority investment	—	—	(1,198)
Loss on convertible debt exchange	—	238	31,606
Gain on repurchase of convertible debt	(3,063)	—	—
Loss on sale of product line	919	—	—
Loss (gain) on remeasurement of derivative liability	(1,135)	1,135	—
Share of losses of equity investee	—	—	237
Loss on sale of equity investment	12	15	—
Changes in operating assets and liabilities:
Accounts receivable	(33,399)	8,891	2,449
Inventories	459	(1,159)	(17,364)
Other assets	922	(5,496)	(333)
Deferred income taxes	(7,277)	1,756	2,176
Accounts payable	4,396	1,432	3,227
Accrued compensation	(4,611)	3,847	(737)
Other accrued liabilities	(9,759)	9,021	113
Deferred revenue	(680)	(214)	1,375

Net cash provided by operating activities	382	34,621	29,011

Investing activities
Purchases of property, equipment and improvements	(23,918)	(27,198)	(22,340)
Purchases of short and long-term investments	(4,125)	(84,236)	(164,796)
Sale/maturity of short and long-term investments	42,567	115,051	153,141
Maturity of restricted securities	—	625	4,951
Acquisition of subsidiaries, net of cash acquired	30,137	521	(10,708)
Proceeds from sale of property and equipment	229	643	512
Proceeds from sale of minority investment	—	—	1,198
Proceeds from sale of equity investment	90	1,569	—
Purchases of minority investments	—	(2,000)	—

Net cash provided by (used in) investing activities	44,980	4,975	(38,042))

Financing activities
Repurchase of convertible notes	(95,956)	(8,224)	—
Repayment of convertible notes related to acquisition	(11,918)	(5,959)	—
Proceeds from term loan and revolving line of credit	20,000	—	—
Repayments of liability related to sale-leaseback of building	(101)	(359)	(296)
Repayments of borrowings under notes	(4,225)	(1,897)	(2,036)
Proceeds from exercise of stock options, warrants and stock purchase plan, net of repurchase of unvested shares	4,525	179	4,108

Net cash provided by (used in) financing activities	(87,675)	(16,260)	1,776

Net increase (decrease) in cash and cash equivalents	(42,313)	23,336	(7,255)
Cash and cash equivalents at beginning of year	79,442	56,106	63,361

Cash and cash equivalents at end of year	$37,129	$79,442	$56,106

Supplemental disclosure of cash flow information
Cash paid for interest	$6,776	$9,190	$9,514
Cash paid for taxes	$1,100	$182	$659
Supplemental schedule of non-cash investing and financing activities
Issuance of convertible promissory note on acquisition of subsidiary	$—	$—	$16,950

Issuance of common stock in connection with acquisitions	$242,821	$—	$—

See accompanying notes

NOTES TO CONSOLIDATED FNANCIAL STATEMENTS
1. Basis of Presentation
     Description of Business
          Finisar Corporation (the “Company”) is a leading provider of optical subsystems and components that connect local area networks, or LANs, storage area networks, or SANs, and metropolitan area networks, or MANs, fiber-to-home networks, or FTTx, cable television networks, or CATV, and wide area networks, or WANs.. The Company’s optical subsystems consist primarily of transceivers and transponders which provide the fundamental optical-electrical interface for connecting the equipment used in building these networks. These products rely on the use of digital and analog RF semiconductor lasers in conjunction with integrated circuit design and novel packaging technology to provide a cost-effective means for transmitting and receiving digital signals over fiber optic cable using a wide range of network protocols, transmission speeds and physical configurations over distances from 100 meters up to 200 kilometers. The Company also provides products for dynamically switching network traffic from one optical link to another across multiple wavelengths without first converting to an electrical signal known as reconfigurable optical add/drop multiplexers, or ROADMs. The Company’s line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications and passive optical components used in building MANs. The Company’s manufacturing operations are vertically integrated and include integrated circuit design and internal assembly and test capabilities for the Company’s optical subsystem products, as well as key components used in those subsystems. The Company sells its optical subsystem and component products to manufacturers of storage and networking equipment such as Alcatel-Lucent, Brocade, Cisco Systems, EMC, Emulex, Ericsson, Hewlett-Packard Company, Huawei, IBM, Juniper, Qlogic, Siemens and Tellabs.
          The Company formerly provided network performance test systems through its Network Tools Division. On July 15, 2009 the Company consummated the sale of substantially all of the assets of the Network Tools Division to JDS Uniphase Corporation (“JDSU”). In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, the operating results of this business and the assets and liabilities for all applicable prior periods are reported as discontinued operations in the condensed consolidated financial statements for the period ended April 30, 2009. See Note 2 for further details regarding the sale of division.
          Finisar Corporation was incorporated in California in April 1987 and reincorporated in Delaware in November 1999. Finisar’s principal executive offices are located at 1389 Moffett Park Drive, Sunnyvale, California 94089, and its telephone number at that location is (408) 548-1000.
          The consolidated financial statements include the accounts of Finisar Corporation and its wholly-owned subsidiaries (collectively “Finisar” or the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.
          Fiscal Periods
               The Company maintains its financial records on the basis of a fiscal year ending on April 30, with fiscal quarters ending on the Sunday closest to the end of the period. The first three quarters of fiscal 2009 ended on August 3, 2008, November 2, 2009 and February 1, 2009, respectively. The first three quarters of fiscal 2008 ended on July 29, 2007, October 28, 2007, and January 27, 2008. The first three quarters of fiscal 2007 ended on July 30, 2006, October 29, 2006, and January 28, 2007.
          Reclassifications
               Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. These changes had no impact on previously reported net income or retained earnings.
          Convertible Senior Subordinated Notes
               In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Accounting Principles Board Opinion No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 addresses instruments commonly referred to as Instrument C from Emerging Issues Task Force (“EITF”) Issue No. 90-19, Convertible Bonds with Issuer Option to

Settle for Cash upon Conversion, which requires the issuer to settle the principal amount in cash and the conversion spread in cash or net shares at the issuer’s option. FSP APB 14-1 requires that issuers of these instruments account for their liability and equity components separately by bifurcating the conversion option from the debt instrument, classifying the conversion option in equity and then accreting the resulting discount on the debt as additional interest expense over the expected life of the debt. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and requires retrospective application to all periods presented. On May 1, 2009, the Company adopted the provisions of FSP APB 14-1 on a retrospective basis and reflected additional interest expense of $4.9 million, $4.6 million and $2.2 million for fiscal 2009, 2008 and 2007, respectively, in its consolidated statements of operations. In addition, the retrospective adoption of FSP APB 14-1 decreased debt issuance costs included in other assets by an aggregate of $313,000, decreased convertible senior notes, net included in long-term liabilities by $7.7 million, and increased total stockholders’ equity by $7.4 million after a charge of $12.1 million to accumulated deficit on its consolidated Balance Sheet as of April 30, 2009. See Note 12 for the impact of the adoption of FSP APB 14-1 on prior period balances.
          Reverse Stock Split
          On September 25, 2009, the Company effected a 1-for-8 reverse split of its common stock, pursuant to previously obtained stockholder authorization. The number of authorized shares of common stock was not changed. The reverse stock split reduced the Company’s issued and outstanding shares of common stock as of September 25, 2009 from approximately 517,161,351 shares of Common Stock to approximately 64,645,169 shares.
          All share and per-share information in the accompanying financial statements have been restated retroactively to reflect the reverse stock split. The common stock and additional paid-in capital accounts at April 30, 2009 and 2008 were adjusted retroactively to reflect the reverse stock split.
          Use of Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
2. Discontinued Operations
          During the three months ended August 2, 2009, the Company completed the sale of substantially all of the assets of its Network Tools Division to JDSU. The Company received $40.6 million in cash and recorded a net gain on sale of the business of $36.1 million before income taxes in the first quarter of fiscal 2010. In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long Lived Assets, the operating results of this business, through April 30, 2009 and for all applicable prior periods are reported as discontinued operations in the consolidated financial statements. The assets and liabilities related to this business, have been classified as discontinued operations in the consolidated financial statements for all periods presented. As a result, the prior period comparative financial statements have been restated to exclude assets, liabilities and results of operations related to the discontinued operations. In accordance with SFAS No. 95, Statement of Cash Flows, the Company has elected not to separately disclose the cash flows associated with the discontinued operations in the consolidated statements of cash flow.
          The following table summarizes results from discontinued operations (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
Net revenue	$44,179	$38,555	$37,285
Gross profit	29,571	26,331	24,114
Income (loss) from discontinued operations, net of taxes	2,149	(46,169)	(9,635)

          The following table summarizes assets and liabilities classified as discontinued operations (in thousands):

	April 30,
	2009	2008

ASSETS
Current assets:
Prepaid expenses	$327	$1,569
Inventories	4,536	8,585

Total current assets	4,863	10,154

Purchased technology, net	$204	$1,336
Other intangible assets, net	889	1,430
Property, plant and improvements, net	2,434	1,720

Total assets of discontinued operations	$8,390	$14,640

LIABILITIES
Current liabilities:
Warranty accrual	$200	$200
Deferred revenue	2,960	3,053
Non-current liabilities:
Deferred revenue	650	950

Total liabilities of discontinued operations	$3,810	$4,203

          The following table summarizes the gain on sale of discontinued operations that was recorded in the first quarter of fiscal 2010 (in thousands):-

Gross proceeds from sale	$40,683
Assets sold:
Inventory	(4,814)
Property and equipment	(2,295)
Intangibles	(845)
Liabilities transferred:
Deferred Revenue	3,102
Other accruals	312
Other charges	(90)

$36,053

     The Company has entered into a transition services agreement with the buyer of the Network Tools business. The Company evaluated the agreement for continuing cash flows and concluded that the cash flows from continuation of activities are not expected to extend beyond one year. Under this agreement, the Company will provide manufacturing services to the buyer for a period which is not expected to be more than one year. The buyer will reimburse the Company for material costs plus 10% for the first six months, plus 12% for the first three months of any extension and plus 15% for the second three months of any extension. The buyer will also pay the Company a fixed fee of $50,000 per month to cover manufacturing overhead and direct labor costs. Under the agreement, the buyer will also pay a fixed fee for leasing the Company’s facilities and a service fee for the use of the Company’s information technology, communication services and employee services. The duration for which these services will be provided is not expected to be more than three to six months.

3. Summary of Significant Accounting Policies
     Revenue Recognition
          The Company’s revenue transactions consist predominately of sales of products to customers. The Company follows the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue 00-21, Revenue Arrangements with Multiple Deliverables. Specifically, the Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, generally upon shipment, the price is fixed or determinable, and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, the arrangement is divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. In cases where there is objective and reliable evidence of the fair value of the undelivered item in an arrangement but no such evidence for the delivered item, the residual method is used to allocate the arrangement consideration. For units of accounting which include more than one deliverable, the Company generally recognizes all revenue and cost of revenue for the unit of accounting over the period in which the last undelivered item is delivered.
          At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with sales, recorded as a component of cost of revenues. The Company’s customers and distributors generally do not have return rights. However, the Company has established an allowance for estimated customer returns, based on historical experience, which is netted against revenue.
          Sales to certain distributors are made under agreements providing distributor price adjustments and rights of return under certain circumstances. Revenue and costs relating to distributor sales are deferred until products are sold by the distributors to end customers. Revenue recognition depends on notification from the distributor that product has been sold to the end customer. Also reported by the distributor are product resale price, quantity and end customer shipment information, as well as inventory on hand. Deferred revenue on shipments to distributors reflects the effects of distributor price adjustments and, the amount of gross margin expected to be realized when distributors sell-through products purchased from us. Accounts receivable from distributors are recognized and inventory is relieved when title to inventories transfers, typically upon shipment from us at which point we have a legally enforceable right to collection under normal payment terms.
     Segment Reporting
          Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 13”), establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in a single segment consisting of optical subsystems.
     Concentrations of Credit Risk
          Financial instruments which potentially subject Finisar to concentrations of credit risk include cash, cash equivalents, short-term, long-term investments and accounts receivable. Finisar places its cash, cash equivalents and short-term, long-term and restricted investments with high-credit quality financial institutions. Such investments are generally in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. Generally, Finisar does not require collateral or other security to support customer receivables. Finisar performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses based on historical experience and other information available to management. Losses to date have been within management’s expectations. The Company’s five largest customers represented 48.0% and 46.0% of total accounts receivable at April 30, 2009 and 2008. As of April 30, 2009, two customers accounted for 19% and 17%, respectively, of total accounts receivable. One customer accounted for 25.0% of total accounts receivable at April 30, 2008.

     Current Vulnerabilities Due to Certain Concentrations
          Finisar sells products primarily to customers located in North America. During fiscal 2009, 2008 and 2007, sales of optical subsystems and components to Cisco Systems represented 15.9%, 20.6% and 20.8%, respectively, of total revenues. No other customer accounted for more than 10% of total revenues in any of these fiscal years.
          Included in the Company’s consolidated balance sheet at April 30, 2009, are the net assets of the Company’s manufacturing operations, substantially all of which are located at its overseas manufacturing facilities and which total approximately to $65.7 million.
     Foreign Currency Translation
          The functional currency of our foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. Revenues and expenses are translated using average exchange rates prevailing during the year. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are included in the determination of net loss.
     Research and Development
          Research and development expenditures are charged to operations as incurred.
     Advertising Costs
          Advertising costs are expensed as incurred. Advertising is used infrequently in marketing the Company’s products. Advertising costs during fiscal 2009, 2008 and 2007 were $31,000, $32,000 and $75,000, respectively.
     Shipping and Handling Costs
          The Company records costs related to shipping and handling in cost of sales for all periods presented.
     Cash and Cash Equivalents
          Finisar’s cash equivalents consist of money market funds and highly liquid short-term investments with qualified financial institutions. Finisar considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.
     Investments
          Available-for-sale
     Available-for-sale investments consist of interest bearing securities with maturities of greater than three months from the date of purchase and equity securities. Pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company has classified its investments as available-for-sale. Available-for-sale securities are stated at market value, which approximates fair value, and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized.
          Other
          The Company uses the cost method of accounting for investments in companies that do not have a readily determinable fair value in which it holds an interest of less than 20% and over which it does not have the ability to exercise significant influence. For entities in which the Company holds an interest of greater than 20% or in which the Company does have the ability to exercise significant influence, the Company uses the equity method. In determining if and when a decline in the market value of these investments below their carrying value is other-than-temporary, the Company evaluates the market conditions, offering prices, trends of earnings and cash flows, price multiples, prospects for liquidity and other key measures of performance. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders. The Company’s minority investments in private companies are generally made in exchange for preferred stock with a liquidation preference that is intended to help protect the underlying value of its investment.

     Fair Value Accounting
     In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 expands the use of fair value accounting to eligible financial assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year commencing after November 15, 2007. The Company evaluated its existing financial instruments and elected not to adopt the fair value option to account for its financial instruments. As a result, SFAS 159 did not have any impact on the Company’s financial condition or results of operations as of April 30, 2009 and for fiscal 2009. However, because the SFAS 159 election is based on an instrument-by-instrument election at the time the Company first recognizes an eligible item or enters into an eligible firm commitment, the Company may decide to elect the fair value option on new items should business reasons support doing so in the future.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies to accounting pronouncements that require or permit fair value measurements with certain exclusions. The statement provides that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 defines fair value based upon an exit price model.
     SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
     The Company adopted the effective portions of SFAS 157 on May 1, 2008. In February 2008, the FASB issued FASB Staff Positions (“FSP”) 157-1 and 157-2 (“FSP 157-1 and “FAP 157-2”). FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Non-recurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination. In October 2008, the FASB issued FSP 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active, and provides guidance on the key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.
     For disclosure purposes, the Company is required to measure the fair value of outstanding debt on a recurring basis. Long-term debt is reported at amortized cost in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments. As of April 30, 2009 and April 30, 2008 based on quoted market prices (Level 1), the fair value of the Company’s convertible subordinated debt was approximately $78.1 million and $200.7 million, respectively. See note 11, “Convertible Debt”.
     The Company classifies investments within Level 1 if quoted prices are available in active markets. Level 1 assets include instruments valued based on quoted market prices in active markets which generally include money market funds, corporate publicly traded equity securities on major exchanges and U.S. Treasury notes with quoted prices on active markets.
     The Company classifies items in Level 2 if the investments are valued using observable inputs to quoted market prices, benchmark yields, reported trades, broker/dealer quotes or alternative pricing sources with reasonable levels of price transparency. These investments include corporate bonds and mortgage-backed debt.

     The Company did not hold financial assets and liabilities which were valued using unobservable inputs as of April 30, 2009.
     Inventories
          Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.
          The Company permanently writes down the cost of inventory that the Company specifically identifies and considers obsolete or excessive to fulfill future sales estimates. The Company defines obsolete inventory as inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage and is determined using management’s best estimate of future demand, based upon information then available to the Company. The Company also considers: (1) parts and subassemblies that can be used in alternative finished products, (2) parts and subassemblies that are unlikely to be engineered out of the Company’s products, and (3) known design changes which would reduce the Company’s ability to use the inventory as planned.
     In quantifying the amount of excess inventory, the Company assumes that the last twelve months of demand is generally indicative of the demand for the next twelve months. Inventory on hand that is in excess of that demand is written down. Obligations to purchase inventory acquired by subcontractors based on forecasts provided by the Company are recognized at the time such obligations arise.
     Property, Equipment and Improvements
          Property, equipment and improvements are stated at cost, net of accumulated depreciation and amortization. Property, plant, equipment and improvements are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three years to seven years, except for buildings which are depreciated over 25 years. Land is carried at acquisition cost and not depreciated. Leased land is depreciated over the life of the lease.
     Goodwill and Other Intangible Assets
          Goodwill, purchased technology, and other intangible assets result from acquisitions accounted for under the purchase method. Amortization of purchased technology and other intangibles has been provided on a straight-line basis over periods ranging from three to seven years. The amortization of goodwill ceased with the adoption of SFAS No. 142, Goodwill and Other Intangibles, beginning in the first quarter of fiscal 2003. Intangible assets with finite lives are amortized over their estimated useful lives. Goodwill is assessed for impairment annually or more frequently when an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying value.
     Accounting for the Impairment of Long-Lived Assets
          The Company periodically evaluates whether changes have occurred to long-lived assets that would require revision of the remaining estimated useful life of the property, improvements and finite-lived intangible assets or render them not recoverable. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows.
     Stock-Based Compensation Expense
          The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options and employee stock purchases under the Company’s Employee Stock Purchase Plan based on estimated fair values. SFAS 123R requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. The Company uses the Black-Scholes option pricing model to determine the fair value of stock based awards under SFAS 123R. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statements of operations.
          Stock-based compensation expense recognized in the Company’s consolidated statements of operations for the fiscal years ended April 30, 2009, 2008 and 2007 includes compensation expense for stock-based payment awards granted prior to, but not yet vested as of, the adoption of SFAS 123R, based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and compensation expense for stock-based payment awards granted subsequent to April 30, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Compensation expense for expected-to-vest stock-based awards that were granted on or prior to April 30, 2006 was valued under the multiple-option approach and will continue to be amortized using the accelerated attribution method. Subsequent to April 30, 2006, compensation expense for expected-to-vest stock-based awards is valued under the single-option approach and amortized on a straight-line basis, net of estimated forfeitures.
     Net Loss Per Share
          Basic and diluted net loss per share are presented in accordance with SFAS No. 128, Earnings Per Share, for all periods presented. Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share has been computed using the weighted-average number of shares of common stock and dilutive potential common shares from options and warrants (under the treasury stock method), convertible redeemable preferred stock (on an if-converted basis) and convertible notes (on an as-if-converted basis) outstanding during the period.
          The following table presents common stock equivalents related to potentially dilutive securities excluded from the calculation of diluted net loss per share from continuing operations because they are anti-dilutive (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
Employee stock options	693	1,284	2,029
Conversion of convertible subordinated notes	1,687	3,957	4,315
Conversion of convertible notes	—	1,117	588
Warrants assumed in acquisition	38	3	59

	2,418	6,360	6,990

     Comprehensive Income
          SFAS No. 130, Reporting Comprehensive Income (“SFAS 130”), establishes rules for reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company’s available-for-sale securities and foreign currency translation adjustments to be included in comprehensive income.
          The components of comprehensive loss for the fiscal years ended April 30, 2009, 2008 and 2007 were as follows (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
Net loss	$(260,343)	$(79,013)	$(50,995)
Foreign currency translation adjustment	(9,386)	5,976	3,819
Change in unrealized gain (loss) on securities, net of reclassification adjustments for realized gain/(loss)	(925)	(4,165)	5,645

Comprehensive loss	$(270,654)	$(77,202)	$(41,531)

          Included in the determination of net loss was a loss of $0.7 million and gains on foreign exchange transactions of $0.1 million and $0.3 million for the fiscal years ended April 30, 2009, April 30, 2008 and 2007, respectively.

          The components of accumulated other comprehensive loss, net of taxes, were as follows (in thousands):

	April 30,
	2009	2008
Net unrealized gains/(losses) on available-for-sale securities	$(21)	$904
Cumulative translation adjustment	2,683	12,069

Accumulated other comprehensive income	$2,662	$12,973

     Income Taxes
          The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year. Deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities and their reported amounts, along with net operating loss carryforwards and credit carryforwards. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that a portion of the deferred tax asset will not be realized.
          The Company provides for income taxes based upon the geographic composition of worldwide earnings and tax regulations governing each region. The calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Also, the Company’s current effective tax rate assumes that United States income taxes are not provided for the undistributed earnings of non-United States subsidiaries. The Company intends to indefinitely reinvest the earnings of all foreign corporate subsidiaries accumulated in fiscal 2009 and subsequent years.
          Effective May 1, 2007, the Company adopted FIN 48. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that an entity takes or expects to take in a tax return. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. Under FIN 48, an entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold. See Note 20—“Income Taxes.”
     Pending Adoption of New Accounting Standards
          In June 2009, the FASB issued SFAS. 166, Accounting for Transfers of Financial Assets (“SFAS 140”), an amendment of SFAS. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The Board’s objective in issuing this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 166 on its consolidated results of operations and financial condition.
          In May 2009, the FASB issued SFAS No. 165, Subsequent Events “(SFAS 165”). SFAS 165 requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For nonrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. In addition, SFAS. 165 requires an entity to disclose the date through which subsequent events have been evaluated. SFAS No. 165 is effective for the Company beginning in the first quarter of fiscal 2010 and is required to be applied prospectively. The impact of SFAS 165 will depend upon the nature of subsequent events that occur after the effective date.
          In April 2009, the FASB released three FSPs intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”), provides additional guidelines for estimating fair value in accordance with SFAS157. FSP FAS 115-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP 115-2”), provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities. FSP 115-2 does not amend existing guidance related to other-than-temporary impairments of equity securities. FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1 and APB 28-1”), increases the frequency of fair value disclosures. All of the aforementioned FSPs are effective for interim and annual periods ending after June 15, 2009 and will be effective for the Company beginning with the first quarter of fiscal 2010. The Company does not expect the adoption of these FSPs will have a material impact on its results of operations, financial position or its financial statement disclosures as applicable.
          In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the adoption of SFAS 162 to have a material effect on its consolidated results of operations and financial condition.
          In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset under SFAS 142. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for fiscal years beginning after December 15, 2008, and early adoption is prohibited. The impact of FSP 142-3 will depend upon the nature, terms, and size of any acquisitions the Company may consummate after the effective date.
          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. FAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and will be adopted by the Company in fiscal 2010. The Company is currently assessing the impact of this standard on its future consolidated results of operations and financial condition.
          In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Company engages in subsequent to May 1, 2009 will be accounted for in accordance with SFAS 141R. The Company expects FAS No. 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions it consummates after the effective date. The Company is currently assessing the impact of this standard on its future consolidated results of operations and financial condition.
4. Business Combinations and Asset Acquisitions
     Acquisition of Optium
     On August 29, 2008, the Company consummated the combination with Optium, a leading designer and manufacturer of high performance optical subsystems for use in telecommunications and cable TV network systems, through the merger of Optium with a wholly-owned subsidiary of the Company. The Company’s management and board of directors believe that the combination of the two companies created the world’s largest supplier of optical components, modules and subsystems for the communications industry and will leverage the Company’s leadership position in the storage and data networking sectors of the industry and Optium’s leadership position in the telecommunications and CATV sectors to create a more competitive industry participant. In addition, as a result of the combination, management expects to realize cost synergies related to operating expenses and manufacturing costs resulting from (1) the transfer of production to lower cost locations, (2) improved purchasing power associated with being a larger company and (3) cost synergies associated with the integration of components into product designs previously purchased in the open market by Optium. The Company has accounted for the combination using the purchase method of accounting and as a result has included the operating results of Optium in its consolidated financial results since the August 29, 2008 consummation date.

The following table summarizes the components of the total purchase price (in thousands):

Fair value of Finisar common stock issued	$242,821
Fair value of vested Optium stock options and warrants assumed	8,986
Direct transaction costs	2,431

Total preliminary purchase price	$254,238

     At the closing of the merger, the Company issued 20,101,082 shares of its common stock, valued at approximately $242.8 million, in exchange for all of the outstanding common stock of Optium. The value of the shares issued was calculated using the five day average of the closing price of the Company’s common stock from the second trading day before the merger announcement date on May 16, 2008 through the second trading day following the announcement, or $12.08 per share. There were approximately 2,150,325 shares of the Company’s common stock issuable upon the exercise of the outstanding options, warrants and restricted stock awards that the Company assumed in accordance with the terms of the merger agreement. The number of shares was calculated based on the fixed conversion ratio of 0.783 shares of Finisar common stock for each share of Optium common stock. The purchase price includes $8.6 million representing the fair market value of the vested options and warrants assumed.
     Direct transaction costs include legal and accounting fees and other external costs directly related to the merger.
     The Company also expects to recognize approximately $6.5 million of non-cash stock-based compensation expense related to the unvested options and restricted stock awards assumed on the acquisition date. This expense will be recognized beginning from the acquisition date over the remaining service period of the awards. The stock options and warrants were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

Interest rate	2.17 - 4.5%
Volatility	47-136%
Expected life	1 - 6 years
Expected dividend yield	0%
Purchase Price Allocation
     The Company accounted for the combination with Optium using the purchase method of accounting. The purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date of August 29, 2008. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. The Company believes the fair value assigned to the assets acquired and liabilities assumed was based on reasonable assumptions.
     As noted above, the valuation of the vested options assumed in the combination was completed in the fourth quarter of fiscal 2009 and adjustment of $425,000 was made to the preliminary purchase price to reflect an increase in the value of the assumed options.
     The total purchase price has been allocated to the fair value of assets acquired and liabilities assumed as follows (in thousands):

Tangible assets acquired and liabilities assumed:
Cash and short-term investments	$31,825
Other current assets	64,234
Fixed assets	19,129
Other non-current assets	1,498
Accounts payable and accrued liabilities	(47,340)
Other liabilities	(973)

Net tangible assets	68,373
Identifiable intangible assets	25,100
In-process research and development	10,500
Goodwill	150,265

Total purchase price allocation	$254,238

Identifiable Intangible Assets
     Intangible assets consist primarily of developed technology, customer relationships and trademarks. Developed technology is comprised of products that have reached technological feasibility and are a part of Optium’s product lines. This proprietary know-how can be leveraged to develop new technology and products and improve our existing products. Customer relationships represent Optium’s underlying relationships with its customers. Trademarks represent the fair value of brand name recognition associated with the marketing of Optium’s products. The fair values of identified intangible assets were calculated using an income approach and estimates and assumptions provided by both Finisar and Optium management. The rates utilized to discount net cash flows to their present values were based on the Company’s weighted average cost of capital and ranged from 15% to 30%. This discount rate was determined after consideration for the Company’s rate of return on debt capital and equity and the weighted average return on invested capital. The amounts assigned to developed technology, customer relationships, and trademarks were $12.1 million, $11.9 million and $1.1 million, respectively. The Company expects to amortize developed technology, customer relationships, and trademarks on a straight-line basis over their weighted average expected useful lives of 10, 5, and 1 years, respectively. Developed technology is amortized into cost of sales while customer relationships and trademarks are amortized into operating expenses.
In-Process Research and Development
     The Company expensed in-process research and development (“IPR&D”) upon acquisition as it represented incomplete Optium research and development projects that had not reached technological feasibility and had no alternative future use as of the date of the merger. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features, and technical performance requirements. The value assigned to IPR&D of $10.5 million was determined by considering the importance of each project to the Company’s overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present values based on the percentage of completion of the IPR&D projects.
Pro Forma Financial Information
     The unaudited financial information in the table below summarizes the combined results of operations of the Company and Optium on a pro forma basis after giving effect to the merger with Optium at the beginning of each period presented. The pro forma information is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the merger had happened at the beginning of each of the periods presented.
     The unaudited pro forma financial information for fiscal 2009 combines the historical results of the Company for fiscal 2009 with the historical results of Optium for one month ended August 29, 2008 and the three months ended August 2, 2008. The unaudited pro forma financial information for fiscal 2008 combines the historical results of the Company for fiscal 2008 with the historical results of Optium for twelve months ended April 30, 2008.
     The following pro forma financial information for all periods presented includes purchase accounting adjustments for amortization charges from acquired identifiable intangible assets, depreciation on acquired property and equipment and other non-recurring acquisition related costs (unaudited; in thousands, except per share information):

	Fiscal Year Ended April 30,
	2009	2008
Revenues	$549,050	$548,651
Net loss	$(259,579)	$(84,131)
Net loss per share – basic and diluted	$(4.38)	$(1.43)
     Acquisition of AZNA LLC
          On March 26, 2007, the Company completed the acquisition of AZNA LLC (“AZNA”), a privately-held company located in Wilmington, Massachusetts for $19.7 million. Under the terms of the agreement, Finisar acquired all outstanding securities of AZNA in exchange for the issuance of convertible promissory notes in the aggregate principal amount of $17.0 million and cash payments of $2.7 million. One of the notes issued, for $1.4 million, and a portion of the cash paid, $1.5 million, were placed in escrow for one year following the closing date to satisfy indemnification provisions of the purchase agreement. In addition, the Company paid additional cash consideration of $1.8 million to certain of AZNA’s equity interest holders contingent upon their continued employment with the Company for a 12 -month period subsequent to the closing date. This additional consideration was recorded as compensation expense. The acquisition was intended to broaden the Company’s product offering and increase its competitive advantage in cost, reach and capabilities in telecommunications applications. AZNA designs and develops photonic components and subsystems for the communications and instrumentation industries. Its proprietary technology, chirp managed lasers (“CMLs”), manage the inherent chirp associated with the direct modulation of these lasers by integrating a standard DFB laser chip with a passive optical spectrum reshaper filter to achieve longer reach and more dispersion tolerance. AZNA’s products enable telecommunications equipment manufacturers to provide longer reach optical transmitter solutions at lower cost, better performance and less complexity compared to those based on external modulators. The results of operations of AZNA (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired were included in the Company’s consolidated financial statements beginning in the fourth quarter of fiscal 2007.
     Acquisition of Kodeos Communications, Inc.
          On April 11, 2007, the Company completed the acquisition of Kodeos Communications, Inc. (“Kodeos”), a privately-held company located in South Plainfield, New Jersey for a cash payment of $7.4 million, with additional consideration of up to $3.5 million in cash to be paid to certain Kodeos’ shareholders and employees, contingent upon reaching certain technical and financial performance milestones during the period from the closing date to December 31, 2007. None of the technical or financial performance milestones were achieved, and no additional consideration was paid. The Company expects to extend its technology’s capabilities in datacom and telecommications applications with Kodeos’ Maximum Likelihood Sequence Estimator (“MSLE”) technology. The MLSE is used on the receiver side of the optical link and increases the distortion tolerance, transmission distance and performance of a 300-pin transponder. The results of operations of Kodeos (beginning with the closing date of the acquisition) and the estimated fair value of assets acquired were included in the optical subsystems and components segment of the Company’s consolidated financial statements beginning in the fourth quarter of fiscal 2007.
     Acquisition Summary
          The following is a summary of business combinations made by the Company during the three-year period ended April 30, 2009. All of the business combinations accounted for under the purchase method of accounting:

Entity Name	Description of Business	Acquisition Date
Fiscal 2009
Optium Inc	Optical components	August 29, 2008
Fiscal 2007
AZNA	Optical components	March 26, 2007
Kodeos	Optical components	April 11, 2007
          The following is a summary of the consideration paid by the Company for each of these business combinations. For transactions in which shares of Finisar common stock were issued at closing, the value of the shares was determined in accordance with EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, using the average closing price of Finisar common stock for the five day period ending two days after the announcement of the transaction.

				Fair value
				of vested
				stock
				options	Cash
		Number and		and	Including
	Stock	Type of	Convertible	warrants	Acquisition	Total
Entity Name	Value	Shares(1)	Note	assumed	Costs	Consideration
	$(000)		$(000)		$(000)	$(000)
Fiscal 2009
Optium	$242,821	20,101,082	—	$8,986	$2,431	$254,238
Fiscal 2007
AZNA	$—	—	$16,950	—	$3,006	$19,956
Kodeos	—	—	—	—	7,592	7,592

(1)	Shares of common stock.
          The following is a summary of the initial purchase price allocation for each of the Company’s business combinations and asset acquisitions (in thousands):

		Intangible Assets Acquired
	Net		In-process
	Tangible	Developed	Research &	Customer
Entity Name	Assets	Technology	Development	Base	Tradename	Goodwill	Total
Fiscal 2009
Optium	$68,373	$12,100	$10,500	$11,900	$1,100	$150,265	$254,238
Fiscal 2007
AZNA	$4,573	$7,300	$4,200	$2,856	$72	$955	$19,956
Kodeos	$130	$2,080	$1,570	$350	—	$3,462	$7,592
          The amounts allocated to current technology were determined based on discounted cash flows which result from the expected sale of products that were being manufactured and sold at the time of the acquisition over their expected useful life. The amounts allocated to IPR&D were determined through established valuation techniques in the high-technology industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. Research and development costs to bring the products from the acquired companies to technological feasibility are not expected to have a material impact on the Company’s future results of operations or cash flows. Goodwill represents the excess of purchase consideration over the fair value of the assets, including identifiable intangible assets, net of the fair value of liabilities assumed. Intangible assets related to the acquisitions, excluding goodwill, are amortized to expense on a straight-line basis over their estimated useful lives ranging from three to five years. For income tax purposes, intangible assets including goodwill related to the asset acquisitions are amortized to expense on a straight-line basis, generally over 15 years.
          The consolidated statements of operations of Finisar presented throughout this report include the operating results of the acquired companies from the date of each respective acquisition.

5. Intangible Assets Including Goodwill
          Goodwill
          The following table reflects changes in the carrying amount of goodwill (in thousands):

Balance at April 30, 2006	$84,426

Addition related to acquisition of subsidiary	4,417

Balance at April 30, 2007	$88,843

Reduction related to acquisition of subsidiary	(601)
Impairment of goodwill	—

Balance at April 30, 2008	$88,242

Addition related to acquisition of subsidiary	150,265
Impairment of goodwill	(238,507)

Balance at April 30, 2009	—

          During fiscal 2007, the Company recorded goodwill of $4.4 million related to the acquisitions of AZNA and Kodeos. As of the first day of the fourth quarters of fiscal 2007, the Company performed the required annual impairment testing of goodwill and indefinite-lived intangible assets and determined that no impairment charge was required.
          During fiscal 2008, the Company recorded a $601,000 reduction of goodwill due primarily to claims for indemnification related to the Kodeos acquisition. The Company performed its annual assessment of goodwill as of the first day of the fourth quarter of fiscal 2008. No goodwill impairment loss was recorded for fiscal 2008.
          On May 16, 2008, the Company entered into an agreement to combine with Optium Corporation through the merger of Optium with a wholly-owned subsidiary of the Company. The number of shares to be exchanged in the transaction was fixed at 0.783 shares of Finisar common stock for each share of Optium common stock. The closing price of Finisar’s common stock on May 16, 2008 was $12.24 while a five-day average used to calculate the consideration paid in the merger was $12.08. The preliminary allocation of the merger consideration resulted in the recognition of an additional $150 million of goodwill which, when combined with the $88 million in goodwill acquired prior to the merger, resulted in a total goodwill balance of approximately $238 million. The actual operating results and outlook for both companies between the date of the definitive agreement and the effective date of the merger had not changed to any significant degree, with both companies separately reporting record revenues for their interim quarters.
          Between the effective date of the merger and November 2, 2008, the end of the second quarter of fiscal 2009, the Company concluded that there were sufficient indicators to require an interim goodwill impairment analysis. Among these indicators were a significant deterioration in the macroeconomic environment largely caused by the widespread unavailability of business and consumer credit, a significant decrease in the Company’s market capitalization as a result of a decrease in the trading price of its common stock to $4.88 at the end of the quarter and a decrease in internal expectations for near term revenues, especially those expected to result from the Optium merger. For the purposes of this analysis, the Company’s estimates of fair value were based on a combination of the income approach, which estimates the fair value of its reporting units based on future discounted cash flows, and the market approach, which estimates the fair value of its reporting units based on comparable market prices. As of the filing of its quarterly report on Form 10-Q for the second quarter of fiscal 2009, the Company had not completed its analysis due to the complexities involved in determining the implied fair value of the goodwill for the optical subsystems and components reporting unit, which is based on the determination of the fair value of all assets and liabilities of this reporting unit. However, based on the work performed through the date of the filing, the Company concluded that an impairment loss was probable and could be reasonably estimated. Accordingly, it recorded a $178.8 million non-cash goodwill impairment charge, representing its best estimate of the impairment loss during the second quarter of fiscal 2009.
          While finalizing its impairment analysis during the third quarter of fiscal 2009, the Company concluded that there were additional indicators sufficient to require another interim goodwill impairment analysis. Among these indicators were a worsening of the macroeconomic environment largely caused by the unavailability of business and consumer credit, an additional decrease in the Company’s market capitalization as a result of a decrease in the trading price of its common stock to $4.08 at the end of the quarter and a further decrease in internal expectations for near term revenues. For purposes of this analysis, the Company’s estimates of fair value were again based on a combination of the income approach and the market approach. As of the filing of its quarterly report on Form 10-Q for the third quarter of fiscal 2009, the Company had not completed its analysis due to the complexities involved in determining the implied fair value of the goodwill for the optical subsystems and components reporting unit, which is based on the determination of the fair value of all assets and liabilities of this reporting unit. However, based on the work performed through the date of the filing, the Company concluded that an impairment loss was probable and could be reasonably estimated. Accordingly, it recorded an additional $46.5 million non-cash goodwill impairment charge, representing its best estimate of the impairment loss during the third quarter of fiscal 2009.
          As of the first day of the fourth quarter of fiscal 2009, the Company performed the required annual impairment testing of goodwill and indefinite-lived intangible assets and determined that the remaining balance of goodwill of $13.8 million was impaired and accordingly recognized an additional impairment charge of $13.8 million in the fourth quarter of fiscal 2009.
          During fiscal 2009, we recorded $238.5 million in goodwill impairment charges. At April 30, 2009 the carrying value of goodwill was zero.
          Intangible Assets
          The following table reflects intangible assets subject to amortization as of April 30, 2009 and April 30, 2008 (in thousands):

	April 30, 2009
	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Purchased technology	$75,936	$(59,478)	$16,458
Purchased trade name	1,172	(805)	367
Purchased customer relationships	15,970	(2,909)	13,061

Totals	$93,078	$(63,192)	$29,886

	April 30, 2008
	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
Purchased technology	$65,917	$(55,403)	$10,514
Purchased trade name	72	(72)	—
Purchased customer relationships	4,070	(1,601)	2,469

Totals	$70,059	$(57,076)	$12,983

          The amortization expense on these intangible assets for fiscal 2009 was $7.1 million compared to $5.8 million for fiscal 2008 and $7.9 million for fiscal 2007.
          During the fourth quarter of fiscal 2009, the Company determined that the net carrying value of technology acquired from Kodeos had been impaired and had a fair value of zero. Accordingly, an impairment charge of $1.2 million was recorded against the remaining net book value of these assets in the optics reporting unit during the fourth quarter of fiscal 2009.
          Estimated amortization expense for each of the next five fiscal years ending April 30, is as follows (in thousands):

Year	Amount
2010	$6,797
2011	6,152
2012	5,335
2013	3,923
2014 and beyond	7,679

total	$29,886

6. Investments
     Available- for-sale Securities
     The following table presents the summary of the Company’s available-for-sale investments measured at fair value on a recurring basis as of April 30, 2009 (in thousands):

	Quoted
	Prices in	Significant
	Active	Other
	Markets For	Observable	Significant
	Identical	Remaining	Unobservable
Assets Measured at Fair Value on a Recurring Basis	Assets	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)
Cash equivalents, and available-for-sales investments:
Money market funds	$25	$—	$—	$25
Mortgage-backed debt	—	92	—	92

Total cash equivalents and available-for-sales investments	$25	$92	$—	117

Cash				37,104

Total cash, cash equivalents, and available-for-sales investments				$37,221

Reported as:
Cash and cash equivalents				$37,129
Short-term available-for-sale investments				92
Long-term available-for-sale investments				—

Total cash, cash equivalents, and available-for-sales investments				$37,221

          Gross unrealized gains and losses on available-for-sale investments were not material at April 30, 2009.
          The following table presents a summary of the Company’s available-for-sale investments as of April 30, 2008 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
Investment Type	Cost	Gain	Loss	Value
As of April 30, 2008
Money market funds	$65,551	$—	$—	$65,551
Corporate	30,358	68	(44)	30,382
Government agency	4,250	104	—	4,354
Corporate equity securities	2,022	779	—	2,801
Mortgage-backed	2,280	11	(14)	2,277

Total investments	$104,461	$962	$(58)	$105,365

Reported as:
Cash equivalents	$65,552	$—	$—	$65,552
Short-term investments	29,734	873	(30)	30,577
Long-term investments	9,175	89	(28)	9,236

Total	$104,461	$962	$(58)	$105,365

     The Company monitors its investment portfolio for impairment on a periodic basis in accordance with FASB Staff Position (FSP) FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the Company’s financial condition and business outlook, including key operational and cash flow metrics, current market conditions and future trends in its industry; the Company’s relative competitive position within the industry; and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. A decline in the market value of the security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. The decline in value of these investments, shown in the table above as “Gross Unrealized Losses,” is primarily related to changes in interest rates and is considered to be temporary in nature. The number of investments that have been in a continuous unrealized loss position for more than twelve months is not material.

          The gross realized gains and losses for fiscal 2009, and 2008 were immaterial. Realized gains and losses were calculated based on the specific identification method.
          The following is a summary of the Company’s available-for-sale investments by contractual maturity (in thousands):

	April 30,
	2009		2008
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Mature in less than one year	$113	$92	$60,484	$60,543
Mature in one to five years	—	—	8,175	8,243
Mature in various dates	—	—	2,280	2,278

	$113	$92	$70,939	$71,064

     Sale of an Available-for-sale Equity Security
          During fiscal 2007, the Company’s ownership percentage in an equity method investee decreased below 20%. Additionally, the investee became a publicly traded company. The Company classified this investment as available-for-sale securities in accordance with SFAS 115.
          During fiscal 2008, the Company disposed of 2.9 million shares of the stock held by the Company as a result of this investment, through open market sales and a privately negotiated transaction with a third party and recognized a loss of approximately $848,000. During fiscal 2008, the Company also granted an option to a third party to acquire the remaining 3.8 million shares held by the Company. The Company determined that this option should be accounted for under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires the Company to calculate the fair value of the option at the end of each reporting period, upon the exercise of the option or at the time the option expires and recognize the change in fair value through other income (expense), net. As of April 30, 2008, the Company had recorded a current liability of $1.1 million related to the fair value of this option. As of April 30, 2008 the fair market value of the 3.8 million shares underlying the options was $2.8 million, which was included in short-term available-for-sale investments. As of April 30, 2008, the related unrealized gain of $779,000 was included in accumulated other comprehensive income, respectively.
          During the first quarter of fiscal 2009, the third party did not exercise its option to purchase any of the shares and the option expired. Accordingly, the Company reduced the carrying value of the option liability to zero and recorded $1.1 million of other income during the first quarter and also recorded a $700,000 loss as the Company determined that the carrying value of these shares was other than temporarily impaired.
          During the second quarter of fiscal 2009, the Company sold 300,000 shares of this investment for $90,000 resulting in a realized loss of $12,000 and classified the remaining 3.5 million shares as available-for-sale securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of November 2, 2008, the Company determined that the full carrying value of these shares was other-than-temporarily impaired and recorded a loss of $1.2 million during the second quarter of fiscal 2009 in accordance with FSP 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.
7. Minority Investments
     Cost Method Investments
          Included in minority investments at April 30, 2009 is $14.3 million representing the carrying value of the Company’s minority investment in four privately held companies accounted for under the cost method. At April 30, 2008, the value of these minority investments was $13.3 million. The $1 million increase was due the conversion of a convertible note of one of these companies, plus accrued interest, into preferred stock of that company which occurred in the first quarter of fiscal 2009.

          During the first quarter of fiscal 2009, the Company completed the sale of a product line related to its discontinued operations to a third party for an 11% equity interest in the acquiring company in the form of preferred stock and a note convertible into preferred stock. For accounting purposes, no value has been placed on the equity interest due to the uncertainty in the recoverability of this investment and note. The sale included the transfer of certain assets, liabilities and the retention of certain obligations related to the sale of the product line resulting in a net loss of approximately $919,000 which was included in operating expenses.
          During fiscal 2009, 2008 and 2007, the Company did not record any charges for impairments in the value of these minority investments.
          The Company’s investments in these early stage companies were primarily motivated by its desire to gain early access to new technology. The Company’s investments were passive in nature in that the Company generally did not obtain representation on the board of directors of the companies in which it invested. At the time the Company made its investments, in most cases the companies had not completed development of their products and the Company did not enter into any significant supply agreements with any of the companies in which it invested. The Company’s policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders.
          Gain on Sale of a Minority Investment
          In November 2005, the Company sold its equity interest in Sensors Unlimited, Inc. and received cash payments from Goodrich Corporation totaling $11.0 million related to the sale. The Company had not valued this interest for accounting purposes. Accordingly, the Company recorded a gain of $11.0 million related to this transaction in the third quarter of fiscal 2006 and classified this amount as other income (expense), net on the consolidated statement of operations.
          In April 2007, the Company received a final cash payment from Goodrich Corporation totaling $1.2 million for funds that had been held in escrow related to the sale of the Company’s equity interest in Sensors Unlimited, Inc. The Company had not valued this interest for accounting purposes. Accordingly, the Company recorded a gain of $1.2 million related to this transaction in the fourth quarter of fiscal 2007 and classified this amount as other income (expense), net on the consolidated statement of operations.
8. Inventories
          Inventories consist of the following (in thousands):

	April 30,
	2009	2008
Raw materials	$36,678	$17,425
Work-in-process	36,065	28,506
Finished goods	35,021	28,037

Total inventory	$107,764	$73,969

          In fiscal 2009, the Company recorded charges of $14.4 million for excess and obsolete inventory and sold inventory components that were written-off in prior periods of $8.1 million, resulting in a net charge to cost of revenues of $6.3 million. In fiscal 2008, the Company recorded charges of $12.1 million for excess and obsolete inventory and sold inventory components that were written-off in prior periods of $6.0 million, resulting in a net charge to cost of revenues of $6.1 million. In fiscal 2007, the Company recorded charges of $11.1 million for excess and obsolete inventory and sold inventory components that were written-off in prior periods of $4.1 million, resulting in a net charge to cost of revenues of $7.0 million.

9. Property, Equipment and Improvements
          Property, equipment and improvements consist of the following (in thousands):

	April 30,
	2009	2008
Land	$—	$9,747
Building	7,416	12,019
Computer equipment	33,232	32,929
Office equipment, furniture and fixtures	3,739	3,186
Machinery and equipment	154,505	156,467
Leasehold improvements	17,246	13,542
Construction-in-process	445	2,941

Total	216,583	230,831
Accumulated depreciation and amortization	(134,977)	(142,704)

Property, equipment and improvements (net)	$81,606	$88,127

10. Sale-leaseback and Impairment of Tangible Assets
     During the quarter ended January 31, 2005, the Company recorded an impairment charge of $18.8 million to write down the carrying value of one of its corporate office facilities located in Sunnyvale, California upon entering into a sale-leaseback agreement. The property was written down to its appraised value, which was based on the work of an independent appraiser in conjunction with the sale-leaseback agreement. Due to retention by the Company of an option to acquire the leased properties at fair value at the end of the fifth year of the lease, the sale-leaseback transaction was recorded in the quarter ended April 30, 2005 as a financing transaction under which the sale would not be recorded until the option expired or was otherwise terminated.
     During the first quarter of fiscal 2009, the Company amended the sale-leaseback agreement with the landlord to immediately terminate the Company’s option to acquire the leased properties. Accordingly, the Company finalized the sale of the property by disposing of the remaining net book value of the facility and the corresponding value of the land resulting in a loss on disposal of approximately $12.2 million. This loss was offset by an $11.9 million reduction in the carrying value of the financing liability and other related accounts, resulting in the recognition of a net loss on the sale of this property of approximately $343,000 during the first quarter. As of August 3, 2008, the carrying value of the property and the financing liability had been reduced to zero.
11. Other accrued liabilities
          Accrued liabilities consist of the following (in thousands):

	April 30,
	2009	2008
Warranty accrual (Note 25)	$6,413	$1,932
Other liabilities	24,100	21,265

Total	$30,513	$23,197

12. Convertible Debt
          The Company’s convertible subordinated and senior subordinated notes as of April 30, 2009 and 2008 are summarized as follows (in thousands):

	Carrying	Interest	Due in
Description	Amount	Rate	Fiscal year
As of April 30, 2009
Convertible subordinated notes	$50,000	2.50%	2011

Convertible senior subordinated notes	92,000	2.50%	2011
Unamortized debt discount	(7,745)

Convertible senior subordinated notes, net	84,255

Total	$134,255

As of April 30, 2008
Convertible subordinated notes	$92,026	5.25%	2009
Convertible subordinated notes	50,000	2.50%	2011

Convertible senior subordinated notes	100,000	2.50%	2011
Unamortized debt discount	(13,430)

Convertible senior subordinated notes, net	86,570

Total	$228,596

          As of April 30, 2009 and 2008, the fair value of the Company’s convertible subordinated and convertible senior subordinated notes based on quoted market prices was approximately $78.1 million and $200.7 million, respectively.
     Convertible Subordinated Notes Due 2008
          On October 15, 2001, the Company sold $125 million aggregate principal amount of 5 1/4% convertible subordinated notes due October 15, 2008. Interest on the notes was 5 1/4% per annum on the principal amount, payable semiannually on April 15 and October 15. The notes were convertible, at the option of the holder, at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $44.16 per share, which is equal to a conversion rate of approximately 22.644 shares per $1,000 principal amount of notes. The conversion price was subject to adjustment.
          Because the market value of the Company’s common stock rose above the conversion price between the day the notes were priced and the day the proceeds were collected, the Company recorded a discount of $38.3 million related to the intrinsic value of the beneficial conversion feature. This amount was being amortized to interest expense over the life of the convertible notes, or sooner upon conversion. During fiscal 2009, 2008 and 2007, the Company recorded interest expense amortization of $1.8 million, $4.9 million and $4.8 million, respectively.
          During the fourth quarter of fiscal 2008, the Company repurchased $8.2 million in principal amount plus $200,000 of accrued interest of its 5 1/4% convertible subordinated notes due October 2008 for approximately $8.3 million in cash. In connection with the purchase, the Company recorded additional non-cash interest of approximately $215,000 representing the remaining unamortized discount for the beneficial conversion feature related to the repurchased convertible notes. In addition, the Company recorded a charge of $23,000 related to unamortized debt issue costs related to these notes.
          During the second quarter of fiscal 2009, the Company retired, through a combination of cash purchases in private transactions and repayment upon maturity, the remaining $92.0 million of outstanding principal and the accrued interest under these notes.
          Unamortized debt issuance costs associated with these notes were $0 and $225,000 at April 30, 2009 and 2008, respectively. Amortization of prepaid debt issuance costs are classified as other income (expense), net on the consolidated statements of operations. Amortization of prepaid debt issuance costs were $225,000 for the year ended April 30, 2009, $566,000 for the year ended April 30, 2008 and $542,000 for the year ended April 30, 2007.

     Convertible Subordinated Notes due 2010
          On October 15, 2003, the Company sold $150 million aggregate principal amount of 2 1/2% convertible subordinated notes due October 15, 2010. Interest on the notes is 2 1/2% per annum, payable semiannually on April 15 and October 15. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $29.64 per share, which is equal to a conversion rate of approximately 33.738 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment.
          At issuance of the notes the Company purchased and pledged to a collateral agent, as security for the exclusive benefit of the holders of the notes, approximately $14.4 million of U.S. government securities, which was sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first eight scheduled interest payments due on the notes. At April 30, 2008 and 2007, approximately $0 and $625,000, respectively, of cash and U.S. government securities remained pledged as security for the note holders.
          The notes are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by the Company or its subsidiaries of senior indebtedness or other indebtedness. The Company may redeem the notes, in whole or in part, at any time up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest, if the closing price of the Company’s common stock exceeds $44.48 per share for at least 20 trading days within a period of 30 consecutive trading days.
          Upon a change in control of the Company, each holder of the notes may require the Company to repurchase some or all of the notes at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. The Company may, at its option, pay all or a portion of the repurchase price in shares of the Company’s common stock valued at 95% of the average of the closing sales prices of its common stock for the five trading days immediately preceding and including the third trading day prior to the date the Company is required to repurchase the notes. The Company cannot pay the repurchase price in common stock unless the Company satisfies the conditions described in the indenture under which the notes have been issued.
          The notes were issued in fully registered form and are represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants.
          In separate, privately-negotiated transactions on October 6, 2006, the Company exchanged $100 million in principal amount of its outstanding 2 1/2% convertible notes due 2010 for a new series of notes described below. The exchange primarily resulted in the elimination the single-day put option which would have allowed the holders of the original notes to require the Company to repurchase some or all of the notes, for cash or common stock of the Company (at the option of the Company), on October 15, 2007. In accordance with the provisions of Emerging Issues Task Force (“EITF”) 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments (“EITF 96-19”), and EITF 05-07, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues (“EITF 05-07”), the exchange was treated as the extinguishment of the original debt and issuance of new debt. Accordingly, the Company recorded a non-cash loss on debt extinguishment of $31.6 million during the second quarter of fiscal 2007 which included $1.9 million of unamortized debt issuance costs related to the $100 million of the notes that were exchanged. The remaining $50 million in outstanding principal amount of the original notes were not modified, and had been classified as a current liability as a result of the put option. On October 15, 2007, none of the note holders exercised the right to require the Company to repurchase these notes, and the put option terminated. Accordingly, the Company reclassified the $50 million in principal amount to long-term liabilities.
          Unamortized debt issuance costs associated with these notes were $341,350 and $575,000 at April 30, 2009 and 2008, respectively. Amortization of prepaid debt issuance costs are classified as other income (expense), net on the consolidated statements of operations. Amortization of prepaid debt issuance costs were $234,000 in fiscal 2009, $234,000 in fiscal 2008 and $468,000 in fiscal 2007.

     Convertible Senior Subordinated Notes Due 2010
          On October 6, 2006, the Company entered into separate, privately-negotiated, exchange agreements with certain holders of its existing 2 1/2% Convertible Subordinated Notes due 2010 (the “Old Notes”), pursuant to which holders of an aggregate of $100 million of the Old Notes agreed to exchange their Old Notes for $100 million in aggregate principal amount of a new series of 2 1/2% Convertible Senior Subordinated Notes due 2010 (the “New Notes”), plus accrued and unpaid interest on the Old Notes at the day prior to the closing of the exchange. Interest on the New Notes is 2 1/2% per annum, payable semiannually on April 15 and October 15. The New Notes become convertible, at the option of the holder, upon the Company’s common stock reaching $39.36 for a period of time at a conversion price of $26.24 per share, which is equal to a rate of approximately 38.1132 shares of Finisar common stock per $1,000 principal amount of the New Notes. The conversion price is subject to adjustment. As noted above, this exchange was treated as the issuance of new debt under EITF 96-19 and 05-07.
          The New Notes contain a net share settlement feature which requires that, upon conversion of the New Notes into common stock of the Company, Finisar will pay holders in cash for up to the principal amount of the converted New Notes and that any amounts in excess of the cash amount will be settled in shares of Finisar common stock.
          The New Notes are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of its subsidiaries. Because the New Notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the New Notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by the Company or its subsidiaries of senior indebtedness or other indebtedness. The Company may redeem the New Notes, in whole or in part, at any time up to, but not including, the maturity date at specified redemption prices, plus accrued and unpaid interest, if the closing price of the Company’s common stock exceeds $39.36 per share for at least 20 trading days within a period of 30 consecutive trading days.
          Upon a change in control of the Company, each holder of the New Notes may require the Company to repurchase some or all of the New Notes at a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest. The Company may, at its option, pay all or a portion of the repurchase price in shares of the Company’s common stock valued at 95% of the average of the closing sales prices of its common stock for the five trading days immediately preceding and including the third trading day prior to the date the Company is required to repurchase the New Notes. The Company cannot pay the repurchase price in common stock unless the Company satisfies the conditions described in the indenture under which the New Notes have been issued.
          The New Notes were issued in fully registered form and are represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants.
          The Company has agreed to use its best efforts to file a shelf registration statement covering the New Notes and the common stock issuable upon conversion of the stock and keep such registration statement effective until two years after the latest date on which the Company issued New Notes (or such earlier date when the holders of the New Notes and the common stock issuable upon conversion of the New Notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act). The Company will not receive any of the proceeds from the sale by any selling security holders of the New Notes or the underlying common stock. If the Company does not comply with these registration obligations, the Company is required to pay liquidated damages to the holders of the New Notes or the common stock issuable upon conversion. As of April 30, 2009 and April 30, 2008, the Company had not complied with these registration requirements. Accordingly, it had accrued a liability of approximately $830,822 and $609,000 for liquidated damages, respectively.
          The Company considered the embedded derivative in the New Notes, that is, the conversion feature, and concluded that it is indexed to the Company’s common stock and would be classified as equity under EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, were it to be accounted for separately and thus is not required to be bifurcated and accounted for separately from the debt.
          The Company also considered the Company’s call feature and the holders’ put feature in the event of a change in control under the provisions of EITF 00-19 and related guidance, and concluded that they need not be accounted for separately from the debt.
          During fiscal 2007 the Company incurred fees of approximately $2 million related to the exchange transactions which were capitalized and will be amortized over the life of the New Notes.

          During the third quarter of fiscal 2009, the Company purchased $8.0 million in principal amount plus $41,000 of accrued interest of the New notes for approximately $3.9 million in cash. In connection with the purchase, the Company recorded a gain of approximately $3.1 million.
          Unamortized debt issuance costs associated with the New Notes were $408,000 and $739,000 million at April 30, 2009 and 2008, respectively. Amortization of prepaid loan costs are classified as other income (expense), net on the consolidated statement of operations. Amortization of prepaid loan costs were $331,000 in fiscal 2009, $296,000 in fiscal 2008 and $147,000 in fiscal 2007.
          As discussed in Note 1, the Company adopted the provisions of FSP APB 14-1 in the first quarter of fiscal 2010. FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. The separation of the conversion option creates an original issue discount in the bond component which is to be accreted as interest expense over the term of the instrument using the interest method, resulting in an increase in interest expense and a decrease in net income and earnings per share. The provisions of this FSP apply to the Company’s $92 million aggregate principal amount of 2.5% Convertible Senior Subordinated Notes due 2010 and the Company has accounted for the debt and equity components of the notes to reflect the estimated nonconvertible debt borrowing rate at the date of issuance of 8.59%. FSP APB 14-1 requires retrospective application to all periods presented. Accordingly, prior period balances have been restated to effectively record a debt discount equal to the fair value of the equity component and an increase to paid-in capital for the fair value of the equity component as of the date of issuance of the underlying notes. Prior period balances have also been adjusted to provide for the amortization of the debt discount through interest expense (non-cash interest cost).
          FSP APB 14-1 also requires the debt issuance costs to be allocated to the equity component based on the percentage split between the liability and equity component of the debt. Accordingly, the Company has allocated $700,000 of the total debt issuance costs of $1.9 million to the equity component. The remaining $1.2 million of debt issuance cost will continue to be amortized over the expected life of the debt on a straight line basis. Prior period amounts of amortization of debt issuance costs have been adjusted accordingly.
          The following table reflects the Company’s previously reported amounts, along with the adjusted amounts reflecting the adoption of FSP APB 14-1.

CONSOLIDATED STATEMENTS OF OPERATIONS

	As Reported	As Adjusted	Effect of Change
	(in thousands, except per share data)
Fiscal Year Ended April 30, 2009
Interest expense	$9,687	$14,597	$4,910
Loss from continuing operations before cumulative effect of change in accounting principle	(256,957)	(262,492)	(5,535)
Net loss	(254,808)	(260,343)	(5,535)

Loss per share from continuing operations:
Basic	(4.89)	(4.99)	(0.10)
Diluted	(4.89)	(4.99)	(0.10)

	As Reported	As Adjusted	Effect of Change
	(in thousands, except per share data)
Fiscal Year Ended April 30, 2008
Interest expense	$17,236	$21,876	$4,640
Loss from continuing operations before cumulative effect of change in accounting principle	(28,389)	(32,844)	(4,455)
Net loss	(74,558)	(79,013)	(4,455)

Loss per share from continuing operations:
Basic	(0.74)	(0.85)	(0.11)
Diluted	(0.74)	(0.85)	(0.11)

	As Reported	As Adjusted	Effect of Change
	(in thousands, except per share data)
Fiscal Year Ended April 30, 2007
Interest expense	$16,044	$18,224	$2,180
Loss from continuing operations before cumulative effect of change in accounting principle	(40,486)	(42,573)	(2,087)
Net loss	(48,908)	(50,995)	(2,087)

Loss per share from continuing operations:
Basic	(1.05)	(1.11)	(0.06)
Diluted	(1.05)	(1.11)	(0.06)

CONSOLIDATED BALANCE SHEET

	As Reported	As Adjusted	Effect of Change
	(in thousands)
As of April 30, 2009
Other assets	$2,897	$2,584	$(313)
Convertible notes, net of current portion	142,000	134,255	(7,745)
Additional paid in capital	1,811,715	1,831,224	19,509
Accumulated deficit	(1,699,648)	(1,711,725)	(12,077)

As of April 30, 2008
Other assets	$3,241	$2,778	$(463)
Convertible notes, net of current portion	150,000	136,570	(13,430)
Additional paid in capital	1,540,511	1,560,020	19,509
Accumulated deficit	(1,444,840)	(1,451,382)	(6,542)

     At April 30, 2009, the if-converted value of the 21/2% Convertible Senior Subordinated Notes due 2010 (the “Senior Subordinated Notes”) did not exceed the principal balance.
     At April 30, 2009, the $7.7 million unamortized debt discount had a remaining amortization period of approximately 18 months. On August 11, 2009 the Company repurchased $14.4 million principal amount of the Senior Subordinated Notes pursuant to exchange offers which commenced on July 16, 2009. See Note 28 for additional details regarding these exchange offers.
     The following table provides additional information about the Company’s Convertible Senior Subordinated Notes that may be settled for cash (in thousands):

	April 30,	April 30,
	2009	2008
Carrying amount of the equity component	$19,509	$19,509
Effective interest rate on liability component	8.59%	8.59%
     The following table presents the associated interest expense related to the Senior Subordinated Notes that may be settled in cash, which consists of both the contractual interest coupon (cash interest cost) and amortization of the discount on the liability (non-cash interest cost) (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
Non-cash interest cost	$4,910	$4,640	$2,180
Cash interest cost	2,433	2,500	1,250

	$7,343	$7,140	$3,430

     The Company’s Convertible Subordinated and Convertible Senior Subordinated Notes are due in fiscal 2011.
     Convertible Note—Acquisition of AZNA LLC
          On March 26, 2007, the Company completed the acquisition of AZNA LLC, a privately-held optical subsystems and components company, in exchange for the issuance of two promissory notes to the majority holder of AZNA’s equity interest. The promissory notes, as originally issued, had an aggregate principal amount of approximately $17.0 million and an interest rate of 5.0% and were payable on March 26, 2008. The notes were payable, at the Company’s option, in cash or shares of Finisar common stock, with the value of such shares to be based on the trading price of the stock at the time the shares were registered for re-sale pursuant to the Securities Act of 1933, as amended. The exact number of shares of Finisar common stock to be issued pursuant to the convertible promissory notes was dependent on the trading price of Finisar’s common stock on the dates of conversion of the notes, but could not exceed in the aggregate 9.99% of either the total shares outstanding or voting power outstanding of the Company as of the date of the notes. The Company was obligated to repay the notes in cash if the registration of the underlying shares was delayed more than 12 months after the closing.
          On March 21, 2008, the Company amended one of the two original convertible promissory notes. The amended promissory note was in the principal amount of $16.5 million, which included the original principal amount of $15.6 million and accrued interest under the original note from its issue date, and was payable in three installments, together with interest from the date of the amended note at the rate of 12% per annum. The first installment of $4.5 million was paid in cash on March 26, 2008. The second installment of $6.2 million was paid in cash on May 22, 2008, and the final installment of $5.7 million was paid in cash during the first quarter of fiscal 2009. The amendment to the note qualified for modification accounting under the applicable accounting guidance and, accordingly, no adjustment to the carrying value of the note was recorded and the impact of the revised interest rate was recorded prospectively as incurred.
          The second promissory note issued in the AZNA transaction, in the principal amount of $1.4 million, was paid in cash on March 26, 2008.
13. Long-term debt
          In December 2005, the Company entered into a note and security agreement with a financial institution. Under this agreement, the Company borrowed $9.9 million at an interest rate of 5.9% per annum. The note is payable in 60 equal monthly installments beginning in January 2006 and is secured by certain property and equipment of the Company. The Company’s bank issued an irrevocable transferable standby letter of credit in the amount of $9.9 million for the benefit of the lender under the letter of credit facility described in Note 15. The agreement allows for periodic reductions of the amount required under the irrevocable transferable standby letter of credit at the discretion of the lender. At April 30, 2008, the remaining principal balance outstanding under this note was $5.6 million and the amount of the letter of credit securing this loan was $6.0 million. In fiscal 2009, the Company amended the note and security agreement to remove the requirement of a transferable standby letter of credit for the benefit of the lender. At April 30, 2009, the remaining principal balance outstanding under this note was $3.7 million. As of April 30, 2009, the Company recorded $2.1 million of this debt, as “Current portion of long-term debt” and recorded the remaining $1.6 million as “Long-term debt, net of current portion” on the consolidated balance sheet. As of April 30, 2008, the Company recorded $2.0 million of this debt, as “Current portion of long-term debt” and recorded the remaining $3.6 million as “Long-term debt, net of current portion”.
          In July 2008, the Company’s Malaysian subsidiary entered into two separate loan agreements with a Malaysian bank. Under these agreements, the Company’s Malaysian subsidiary borrowed a total of $20 million at an initial interest rate of 5.05% per annum. The first loan is payable in 20 equal quarterly installments of $750,000 beginning in January 2009, and the second loan is payable in 20 equal quarterly installments of $250,000 beginning in October 2008. Both loans are secured by certain property of the Company’s Malaysian subsidiary, guaranteed by the Company and subject to certain covenants. The Company was in compliance with all covenants associated with these loans as of April 30, 2009. At April 30, 2009, the principal balance outstanding under these loans was $17.7 million. As of April 30, 2009, the Company recorded $4.0 million of this debt, as “Current portion of long-term debt” and recorded the remaining $13.7 million as “Long-term debt, net of current portion” on the consolidated balance sheet.
14. Revolving Line of Credit Agreement
     On March 14, 2008, the Company entered into a revolving line of credit agreement with Silicon Valley Bank which was amended on April 30, 2009. The amended credit facility allows for advances in the aggregate amount of $45 million subject to certain restrictions and limitations. Borrowings under this line are collateralized by substantially all of the Company’s assets except its intellectual property rights and bear interest, at the Company’s option, at either the bank’s prime rate plus 0.5% or LIBOR plus 3%. The maturity date is July 15, 2010. The facility is subject to financial covenants including an adjusted quick ratio covenant and an EBITDA covenant which are tested as of the last day of each month. The Company’s borrowing availability under this line currently is restricted to $25 million, based upon the unrestricted cash covenant. The Company was not in compliance with the adjusted quick ratio covenant at November 30, 2008 or December 31, 2008 and received a waiver from the bank for such noncompliance. The Company was in compliance with all covenants associated with this facility as of April 30, 2009. There were no outstanding borrowings under this revolving line of credit at April 30, 2009.

15. Letter of Credit Reimbursement Agreement
     In April 2005, the Company entered into a letter of credit reimbursement agreement with Silicon Valley Bank. Several amendments were made to the agreement subsequently. The last amendment was on April 30, 2009. Under the terms of the amended agreement, Silicon Valley Bank will provide to the Company, through October 24, 2009 a $4.0 million letter of credit facility covering existing letters of credit issued by Silicon Valley Bank and any other letters of credit that may be required by the Company. The cost related to the credit facility consisted of the bank’s out of pocket expenses associated with the credit facility. The credit facility is unsecured but includes a negative pledge that requires that the Company will not create a security interest in any of its assets in favor of a subsequent creditor without the approval of Silicon Valley Bank. Outstanding letters of credit secured under this agreement at April 30, 2009 and April 30, 2008 totaled to $3.4 million and $9.4 million, respectively.
16. Non-recourse Accounts Receivable Purchase Agreement
          On October 28, 2004, the Company entered into an amended non-recourse accounts receivable purchase agreement with Silicon Valley Bank. Several amendments were made to the agreement subsequently. The last amendment was on October 28, 2008. Under the terms of the amended agreement, the Company may sell to Silicon Valley Bank, through October 24, 2009 up to $16 million of qualifying receivables whereby all right, title and interest in the Company’s invoices are purchased by Silicon Valley Bank. In these non-recourse sales, the Company removes sold receivables from its books and records no liability related to the sale, as the Company has assessed that the sales should be accounted for as “true sales” in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The discount interest for the facility is based on the number of days in the discount period multiplied by Silicon Valley Bank’s prime rate plus 0.25% and a non-refundable administrative fee of 0.25% of the face amount of each invoice.
          During fiscal 2009, 2008 and 2007, the Company sold receivables totaling $37.7 million, $22.2 million and $14.7 million, respectively, under this facility.
17. Commitments
          The Company’s future commitments at April 30, 2009 included minimum payments under non-cancelable operating lease agreements and non-cancelable purchase obligations as follows (in thousands):

		Payments Due in the Fiscal Year Ended April 30,
	Total	2010	2011	2012	2013	2014	Thereafter
Operating leases	$50,381	$7,959	$6,651	$5,187	$4,566	$3,737	$22,281
Purchase obligations	$2,965	$2,965	—	—	—	—	—

Total contractual obligations	$53,346	$10,924	$6,651	$5,187	$4,566	$3,737	$22,281

          Rent expense under the non-cancelable operating leases was approximately $6.0 million, $4.0 million and $3.7 million for the years ended April 30, 2009, 2008 and 2007, respectively. The Company subleases a portion of its facilities that it considers to be in excess of its requirements. Sublease income was $0.7 million, $0.5 million and $0.3 million for the years ended April 30, 2009, 2008 and 2007, respectively. Certain leases have scheduled rent increases which have been included in the above table. Other leases contain provisions to adjust rental rates for inflation during their terms, most of which are based on to-be-published indices. Rents subject to these adjustments are included in the above table based on current rates.
          Purchase obligations consist of standby repurchase obligations and are related to excess materials purchased and held by the Company’s manufacturing subcontractors at their facilities on behalf of the Company to fulfill the subcontractors’ obligations under the Company’s purchase orders. The Company’s purchase obligations of $3.0 million have been expensed and recorded on the balance sheet as non-cancelable purchase obligations as of April 30, 2009.
18. Stockholders’ Equity
          Common Stock and Preferred Stock
          As of April 30, 2009, Finisar is authorized to issue 750,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. The board of directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The holder of each share of common stock has the right to one vote and is entitled to receive dividends when and as declared by the Company’s Board of Directors. The Company has never declared or paid dividends on its common stock.
          Common stock subject to future issuance as of April 30, 2009 is as follows:

Conversion of convertible notes	1,686,910
Exercise of outstanding options	9,681,309
Vesting of restricted stock awards	1,381,637
Available for grant under stock compensation plans	3,536,508
Reserved for issuance under the employee stock purchase plan	879,971

17,166,335

          Warrants
          In connection with the acquisition of Shomiti Systems, Inc. (“Shomiti”) in fiscal 2001, the Company assumed warrants to purchase stock of Shomiti. Upon completion of the acquisition, these warrants entitled the holders to purchase 1,269 shares of Finisar common stock at an exercise price of $91.92 per share. All of these warrants expired during fiscal 2008.
          In connection with the acquisition of Genoa Corporation (“Genoa”) in fiscal 2003, the Company both assumed outstanding warrants to purchase stock of Genoa and issued new warrants to purchase Finisar common stock as a part of the consideration paid to Genoa’s equity holders. The assumed warrants entitled the holders to purchase an aggregate of 3,720 shares of Finisar common stock at an exercise price of $122.00 per share and expired at various dates through 2008. None of the assumed warrants were exercised. During fiscal 2008, warrants to purchase an aggregate of 1,045 shares of common stock expired, and the remaining assumed warrants to purchase an aggregate of 2,675 shares expired during fiscal 2009. The new warrants issued by the Company to Genoa’s equity holders entitled the holders to purchase an aggregate of 124,979 shares of Finisar common stock at an exercise price of $8.00 per share. During fiscal 2008, 2007 and 2006, warrants to purchase 9,998, 251 and 58,953 shares of Finisar common stock were exercised, respectively. The remaining warrants expired on April 3, 2008.
          Preferred Stock
          The Company has authority to issue up to 5,000,000 shares of preferred stock, $0.001 par value. The preferred stock may be issued in one or more series having such rights, preferences and privileges as may be designated by the Company’s board of directors. In September 2002, the Company’s board of directors designated 500,000 shares of its preferred stock as Series RP Preferred Stock, which is reserved for issuance under the Company’s stockholder rights plan described below. As of April 30, 2009 and 2008, no shares of the Company’s preferred stock were issued and outstanding.
          Stockholder Rights Plan
          In September 2002, Finisar’s board of directors adopted a stockholder rights plan. Under the rights plan, stockholders received one share purchase right for each share of Finisar common stock held. The rights, which will initially trade with the common stock, effectively allow Finisar stockholders to acquire Finisar common stock at a discount from the then current market value when a person or group acquires 20% or more of Finisar’s common stock without prior board approval. When the rights become exercisable, Finisar stockholders, other than the acquirer, become entitled to exercise the rights, at an exercise price of $112.00 per right, for the purchase of one-thousandth of a share of Finisar Series RP Preferred Stock or, in lieu of the purchase of Series RP Preferred Stock, Finisar common stock having a market value of twice the exercise price of the rights. Alternatively, when the rights become exercisable, the board of directors may authorize the issuance of one share of Finisar common stock in exchange for each right that is then exercisable. In addition, in the event of certain business combinations, the rights permit the purchase of the common stock of an acquirer at a 50% discount. Rights held by the acquirer will become null and void in each case. Prior to a person or group acquiring 20%, the rights can be redeemed for $0.008 each by action of the board of directors.
          The rights plan contains an exception to the 20% ownership threshold for Finisar’s founder, former Chairman of the Board and former Chief Technical Officer, Frank H. Levinson. Under the terms of the rights plan, Dr. Levinson and certain related persons and trusts are permitted to acquire additional shares of Finisar common stock up to an aggregate amount of 30% of Finisar’s outstanding common stock, without prior board approval.

          Employee Stock Purchase Plan
          The Company has an Employee Stock Purchase Plan, which includes its sub-plan, the International Employee Stock Purchase Plan (together the “Purchase Plan”), under which 2,093,750 shares of the Company’s common stock have been reserved for issuance. The Purchase Plan permits eligible employees to purchase Finisar common stock through payroll deductions, which may not exceed 20% of the employee’s total compensation. Stock may be purchased under the plan at a price equal to 85% of the fair market value of Finisar common stock on either the first or the last day of the offering period, whichever is lower. No shares were issued under the Purchase Plan during fiscal 2008. During fiscal 2009 and fiscal 2007, the Company issued 627,540 shares and 107,503 shares under the Purchase Plan, respectively. At April 30, 2009, 879,971 shares were available for issuance under the Purchase Plan.
          Employee Stock Option Plans
          In September 1999, Finisar’s 1999 Stock Option Plan was adopted by the board of directors and approved by the stockholders. An amendment and restatement of the 1999 Stock Option Plan, including renaming it the 2005 Stock Incentive Plan (the “2005 Plan”), was approved by the board of directors in September 2005 and by the stockholders in October 2005. A total of 2,625,000 shares of common stock were initially reserved for issuance under the 2005 Plan. The share reserve automatically increases on May 1 of each calendar year by a number of shares equal to 5% of the number of shares of Finisar’s common stock issued and outstanding as of the immediately preceding April 30, subject to certain restrictions on the aggregate maximum number of shares that may be issued pursuant to incentive stock options. The types of stock-based awards available under the 2005 Plan includes stock options, stock appreciation rights, restricted stock units (“RSUs”) and other stock-based awards which vest upon the attainment of designated performance goals or the satisfaction of specified service requirements or, in the case of certain RSUs or other stock-based awards, become payable upon the expiration of a designated time period following such vesting events. Options generally vest over five years and have a maximum term of 10 years. As of April 30, 2009 and 2008, no shares were subject to repurchase.

          A summary of activity under the Company’s employee stock option plans is as follows:

	Shares Available
	for Grant	Options Outstanding
				Weighted-
			Weighted-	Average
			Average	Remaining	Aggregate
	Number of	Number of	Exercise	Contractual	Intrinsic
Options for Common Stock	Shares	Shares	Price	Term	Value(1)
				(In years)	($000’s)
Balance at April 30, 2006	2,508,483	5,231,245	$18.72

Increase in authorized shares	1,909,451	—
Options granted	(1,121,820)	1,121,820	$27.52
Options exercised	—	(282,394)	$12.88
Options canceled	305,782	(305,782)	$19.84

Balance at April 30, 2007	3,601,895	5,764,889	$20.64

Increase in authorized shares	1,928,952	—
Options granted	(2,956,081)	2,956,081	$19.36
RSUs granted	37,650	—	—
Options exercised		(23,163)	$8.48
Options canceled	2,090,699	(2,090,699)	$17.04

Balance at April 30, 2008	4,703,115	6,607,108	$21.20

Increase in authorized shares	1,930,150	—	—
Options assumed on acquisition of Optium	—	1,868,926	$10.96
Options granted	(2,919,221)	2,919,221	$4.16
RSUs granted	(1,573,711)	—	—
Options exercised	—	(183,908)	$6.08
RSUs canceled	(58,562)	—	—
Options canceled	1,530,037	(1,530,037)	$19.36

Balance at April 30, 2009	3,611,808	9,681,309	$14.64	7.26	$7,265

(1)	Represents the difference between the exercise price and the value of Finisar common stock at April 30, 2009.
          The following table summarizes significant ranges of outstanding and exercisable options as of April 30, 2009:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding (1)	Life	Price	Exercisable	Price
		(In years)
$0.16 - $2.72	659,776	9.33	$1.28	520,161	$0.88
$3.04 - $3.36	2,395,562	9.58	$3.36	663,990	$3.36
$3.76 - $10.16	1,269,769	6.73	$8.88	914,128	$8.72
$10.4 - $14.08	1,533,321	5.51	$12.80	1,224,767	$12.80
$14.16 - $17.92	1,248,533	5.37	$14.96	1,072,514	$14.88
$18.24 - $24.8	1,317,391	7.42	$22.40	625,062	$22.56
$25.12- $172.48	1,222,258	6.24	$39.20	696,766	$46.00
$173.52 - $839.68	34,700	1.35	$177.44	34,700	$177.44

	9,681,309			5,752,088

          The Company’s vested and expected-to-vest stock options and exercisable stock options as of April 30, 2009 are summarized in the following table:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual	Aggregate
	Shares	Price	Term	Intrinsic Value
			(In years)	($000’s)
Vested and expected-to-vest options	8,773,766	$14.96	7.09	$6,364
Exercisable options	5,752,088	$16.40	6.29	$3,582
          The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $5.28 as of April 30, 2009, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of April 30, 2009 was approximately 9.5 million.
          Restricted Stock Units
          During fiscal 2009 and fiscal 2008, the Company issued 1.6 million and 37,650 RSUs, respectively under the 2005 Plan. Typically, vesting of RSUs occurs over one to four years and is subject to the employee’s continuing service to the Company. The compensation expense related to these awards of $8.2 million and $0.5 million for fiscal 2009 and fiscal 2008, respectively, was determined using the fair market value of the Company’s common stock on the date of the grant and is recognized under a straight line method over the awards’ vesting period.
     A summary of the changes in RSUs outstanding under the Company’s employee stock plans during fiscal 2009 as follows:

		Weighted- Average Grant Date
	Shares	Fair Value
Nonvested at April 30, 2008	37,650	$12.48
Granted	1,573,711	$5.20
Vested	(171,162)	$4.64
Forfeited	(58,562)	$8.32

Nonvested at April 30, 2009	1,381,637	$5.36

     The aggregate intrinsic value of RSUs outstanding at April 30, 2009 was $7.3 million.
     As of April 30, 2009, the Company had $4.3 million of unrecognized compensation expense, net of estimated forfeitures, related to RSUs grants. These expenses are expected to be recognized over a weighted-average period of 16 months. As of April 30, 2009, $2.6 million in compensation expense related to RSUs has been recognized to date.
     Valuation and Expense Information Under SFAS 123R
          On May 1, 2006, the Company adopted SFAS 123R, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to the Company’s employees and directors including employee stock options and employee stock purchases under its 1999 Employee Stock Purchase Plan based on estimated fair values.
          The following table summarizes stock-based compensation expense related to employee stock options and employee stock purchases under SFAS 123R for the fiscal years ended April 30, 2009, 2008 and 2007 which was reflected in the Company’s operating results (in thousands):

	April 30,	April 30,	April 30,
	2009	2008	2007
Cost of revenues	$3,267	$2,933	$3,262
Research and development	5,576	3,467	3,088
Sales and marketing	1,681	1,325	1,238
General and administrative	2,917	1,860	2,155

Total	$13,441	$9,585	$9,743

          The total stock-based compensation capitalized as part of inventory was $614,555 and $540,311 as of April 30, 2009 and 2008, respectively.
          As of April 30, 2009, total compensation cost related to unvested stock options not yet recognized was $23.0 million which is expected to be recognized over the next 31 months on a weighted-average basis.
          Compensation expense for expected-to-vest stock-based awards that were granted on or prior to April 30, 2006 was valued under the multiple-option approach and will continue to be amortized using the accelerated attribution method. Subsequent to April 30, 2006, compensation expense for expected-to-vest stock-based awards is valued under the single-option approach and amortized on a straight-line basis, net of estimated forfeitures.
          The fair value of options granted in fiscal 2009, 2008 and 2007 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Employee Stock			Employee Stock
	Option Plans			Purchase Plan
	Year Ended April 30,			Year Ended April 30,
	2009	2008	2007	2009	2008	2007
Expected term (in years)	5.26	5.44	5.25	0.75	0.75	0.50
Volatility	79%	86%	98%	102%	57%	69%
Risk-free interest rate	1.96%	4.03%	4.73%	0.45%	3.34%	4.45%
Dividend yield	0%	0%	0%	0%	0%	0%
          The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on the Company’s historical experience with similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock- based awards.
          The Company calculated the volatility factor based on the Company’s historical stock prices.
          The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on constant maturity bonds from the Federal Reserve in which the maturity approximates the expected term.
          The Black-Scholes option-pricing model calls for a single expected dividend yield as an input. The Company has not issued any dividends.
          As stock-based compensation expense recognized in the consolidated statement of operations for fiscal 2009, 2008 and 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.
          The weighted-average grant-date per share fair value of options granted in fiscal 2009, 2008 and 2007 was $2.64, $16.64 and $21.12, respectively. The weighted-average estimated per share fair value of shares granted under the Purchase Plan in fiscal 2009, 2008, and 2007 was $1.68, $4.00 and $7.20, respectively.
          The Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the expected life of the stock-based award and the stock price volatility. The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, recorded and pro forma stock-based compensation expense could have been materially different from that depicted above. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If the actual forfeiture rate is materially different from this estimate, the stock-based compensation expense could be materially different.

     Extension of Stock Option Exercise Periods for Former Employees
          The Company could not issue shares of its common stock under its registration statements on Form S-8 during the period in which it was not current in its obligations to file periodic reports under the Securities Exchange Act of 1934 due to the pendency of an investigation into its historical stock option grant practices, as more fully described in “Note 21. Pending Litigation—Stock Option Derivative Litigation.” As a result, during parts of 2006 and 2007, options vested and held by certain former employees of the Company could not be exercised until the completion of the Company’s stock option investigation and the Company’s filing obligations had been met. The Company extended the expiration date of these stock options to June 30, 2008. This extension was treated as a modification of the award in accordance with FAS 123R. As a result of this modification, the Company recorded additional stock-based compensation expense of $386,000 during the third quarter of fiscal 2008. As a result of the extension, the fair value of $991,000 related to these stock options had been reclassified to current liabilities subsequent to the modification and is subject to mark-to-market provisions at the end of each reporting period until the earlier of the final settlement or June 30, 2008. The Company recognized a benefit of $650,000 during the fourth quarter of fiscal 2008 as a result of a decrease in the fair value of these options at the end of the reporting period. The remaining accrued balance for these stock options as of April 30, 2008 was approximately $341,000.
     During the first quarter of fiscal 2009, the Company recognized a benefit of approximately $332,000 as a result of a decrease in the fair value of these options on June 30, 2008. The remaining accrued balance of $9,000 related to these stock options was reclassified to equity as of August 3, 2008. These transactions represented the final settlement of these options.
     Amendment of Certain Stock Options
          During the third quarter of fiscal 2008, the Company completed a tender offer to holders of certain options granted under the 1999 Stock Option Plan and the 2005 Plan that had original exercise prices per share that were less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by the Company for financial accounting purposes. Under this offer, employees subject to taxation in the United States had the opportunity to cancel these options and exchange them for new options with an adjusted exercise price equal to the fair market value per share of the Company’s common stock on the corrected date of grant so as to avoid unfavorable tax consequences under Internal Revenue Code Section 409A. The Company also committed to issue restricted stock units to those optionees accepting the offer whose new options have exercise prices that exceed the exercise price of the cancelled options, in order to compensate the optionees for the increase in the exercise price. In connection with the offer, the Company canceled and replaced options to purchase 1.78 million shares of its common stock and committed to issue 37,650 RSUs to offer participants. The Company recorded a charge of $371,000 related to the issuance of the RSUs, which was recorded as operating expense for the third quarter of fiscal 2008.
     Impact of Certain Stock Option Restatement Items
          Because virtually all holders of options issued by the Company were neither involved in nor aware of its accounting treatment of stock options, the Company has taken and intends to take actions to deal with certain adverse tax consequences that may be incurred by the holders of certain incorrectly priced options due to an investigation into its historical stock option grant practices, as more fully described in “Note 23. Pending Litigation—Stock Option Derivative Litigation.” The primary adverse tax consequence is that incorrectly priced stock options vesting after December 31, 2004 may subject the option holder to a penalty income tax under Internal Revenue Code Section 409A (and, as applicable, similar penalty taxes under California and other state tax laws). During the third quarter of fiscal 2008, the Company recorded a charge of $3.9 million representing the employee income tax liability that has been assumed by the Company related to the option exchange program, which was designed to avoid the adverse consequences of Section 409A.
19. Employee Benefit Plan
          The Company maintains a defined contribution retirement plan under the provisions of Section 401(k) of the Internal Revenue Code which covers all eligible employees. Employees are eligible to participate in the plan on the first day of the month immediately following twelve months of service with Finisar.
          Under the plan, each participant may contribute up to 20% of his or her pre-tax gross compensation up to a statutory limit, which was $15,500 for calendar year 2008 and $16,500 for calendar year 2009. All amounts contributed by participants and earnings on participant contributions are fully vested at all times. The Company may contribute an amount equal to one-half of the first 6% of each participant’s contribution. The Company suspended contributions to the plan beginning in the fourth quarter of fiscal 2009. The Company’s expenses related to this plan were $1,591,000, $1,523,000 and $1,255,000 for the fiscal years ended April 30, 2009, 2008 and 2007, respectively.
20. Income Taxes
     The components of income tax expense consist of the following (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
Current:
Federal	$(225)	$—	$157
State	86	157	86
Foreign	1,023	320	392

	884	477	635

Deferred:
Federal	(7,135)	1,491	2,019
State	(711)	265	156

	(7,846)	1,756	2,175

Provision for income taxes	$(6,962)	$2,233	$2,810

     Loss before income taxes consists of the following (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
U.S.	$(284,066)	$(86,604)	$(53,188)
Foreign	16,760	9,824	3,789

	$(267,306)	$(76,780)	$(49,399)

     A reconciliation of the income tax provision at the federal statutory rate and the effective rate is as follows:

	Fiscal Years Ended April 30,
	2009	2008	2007
Expected income tax provision (benefit) at U.S. federal statutory rate	(35.00)%	(35.00)%	(35.00)%
Deferred compensation	0.00	0.00	0.00
Stock Compensation Expense FAS 123R	1.37	3.48	3.45
Loss on Debt Extinguishment	0.00	0.00	21.07
Goodwil impairment	20.61	15.38	0.00
Non-deductible interest	0.56	3.39	4.36
Valuation allowance	10.14	19.65	12.89
Foreign loss with no tax benefit	0.00	0.00	0.00
Foreign (income) taxed at different rates	(1.81)	(4.07)	(2.53)
In-process R&D	1.56	0.00	1.11
Other	(0.03)	0.08	0.34

	(2.60)%	2.91%	5.69%

     The components of deferred taxes consist of the following (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
Deferred tax assets:
Inventory reserve	$9,556	$9,228	$7,387
Accruals and reserves	12,025	12,524	9,272
Tax credits	12,014	9,525	16,633
Net operating loss carryforwards	166,944	147,447	146,060
Gain/loss on investments under equity or cost method	10,981	10,587	11,862
Depreciation and amortization	3,944	4,417	4,699
Purchase accounting for intangible assets	4,161	14,263	11,115
Capital loss carryforward	709	1,005	—
Acquired Intangibles	22,524	—	—
Stock compensation	5,753	6,658	10,741

Total deferred tax assets	248,611	215,654	217,769
Valuation allowance	(237,455)	(200,919)	(200,258)

Net deferred tax assets	11,156	14,735	17,511
Deferred tax liabilities:
Goodwill amortization for tax	—	(7,846)	(6,090)
Tax basis difference on convertible debt	(7,995)	(9,638)	(10,696)
Other comprehensive income	—	(92)	—
Debt Discount APB 14-1	(3,160)	(5,005)	(6,815)

Total deferred tax liabilities	(11,155)	(22,581)	(23,601)

Total net deferred tax assets (liabilities)	$1	$(7,846)	$(6,090)

     Realization of deferred tax assets is dependent upon future taxable earnings, the timing and amount of which are uncertain. Due to operating losses in previous years, management believes that it is not more likely than not that the deferred tax assets will be realizable in future periods. The Company’s valuation allowance increased/(decreased) from the prior year by approximately $36.5 million, $.7 million and ($4.7) million in fiscal years 2009, 2008 and 2007, respectively.
     As of April 30, 2009, approximately $16.8 million of deferred tax assets, which is not included in the above table, was attributable to certain employee stock option deductions. When realized, the benefit of the tax deduction related to these options will be accounted for as a credit to stockholders’ equity rather than as a reduction of the income tax provision
     At April 30, 2009, the Company had federal, state and foreign net operating loss carryforwards of approximately $489.0 million, $159.8 million and $13.4 million, respectively, and federal and state tax credit carryforwards of approximately $14.4 million, and $10.1 million, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2010, if not utilized. Utilization of the Company’s U.S. net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations set forth in Internal Revenue Code Section 382 and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization.
     The Company’s manufacturing operations in Malaysia operate under a tax holiday which expires in fiscal 2011. This tax holiday has had no effect on the Company’s net loss and net loss per share in fiscal 2007, 2008, and 2009 due to a cumulative net operating losses position with in the tax holiday period.
     As of April 30, 2009 there was no provision for U.S. income taxes for undistributed earnings of the Company’s foreign subsidiaries as it is currently the Company’s intention to reinvest these earnings indefinitely in operations outside the United States. The Company believes it is not practicable to determine the Company’s tax liability that may arise in the event of a future repatriation. If repatriated, these earnings could result in a tax expense at the current U.S. federal statutory tax rate of 35%, subject to available net operating losses and other factors. Tax on undistributed earnings may also be reduced by foreign tax credits that may be generated in connection with the repatriation of earnings.

     The Company adopted the provisions of FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes,” (“Fin 48”) on May 1, 2007. The amount of gross unrecognized tax benefits as of May 1, 2008 and April 30, 2009 was $11.7 million and $12.5 million, respectively.
     A reconciliation of the beginning and ending amount of the gross unrecognized tax benefits is as follows (in thousands):

Gross unrecognized tax benefits balance at May 1, 2007	$9,600

Add:
Additions based on tax positions related to the current year	400
Additions for tax positions of prior years	1,700

Gross unrecognized tax benefits balance at April 30, 2008	$11,700

Gross unrecognized tax benefits balance at May 1, 2008	$11,700

Add:
Additions based on tax positions related to the current year	515
Additions for tax positions of prior years	259

Gross unrecognized tax benefits balance at April 30, 2009	$12,474

     Excluding the effects of recorded valuation allowances for deferred tax assets, $10.5 million of the unrecognized tax benefits would favorably impact the effective tax rate in future periods if recognized.
     It is the company’s belief that no significant changes in the unrecognized tax benefit positions will occur within 12 months of April 30, 2009.
     The Company records interest and penalties related to unrecognized tax benefits in income tax expense. At April 30, 2009, there were no accrued interest or penalties related to uncertain tax positions. The company estimated no interest or penalties for the year ended April 30, 2009.
     The Company and its subsidiaries are subject to taxation in various state jurisdictions as well as the U.S. The Company’s U.S. federal and state income tax returns are generally not subject to examination by the tax authorities for tax years before 2003. For all federal and state net operating loss and credit carryovers, the statute of limitations does not begin until the carryover items are utilized. The taxing authorities can examine the validity of the carryover items and if necessary, adjustments may be made to the carryover items. The Company’s Malaysia, Singapore, and China income tax returns are generally not subject to examination by the tax authorities for tax years before 2004, 2002, and 2004, respectively. The Company’s Israel subsidiary is under audit by the Israel Tax Authority (ITA) for tax years ended 2005 to 2007. The Company anticipates no material tax adjustments.
21. Segments and Geographic Information
     Prior to first quarter of fiscal 2010, the Company’s Chief Executive Officer and Chairman of the Board viewed its business as having two principal operating segments, consisting of optical subsystems and components, and network performance test systems. After the sale of the assets of the Network Tools Division to JDSU in the first quarter of fiscal 2010, the Company has one reportable segment consisting of optical subsystems and components.
     Optical subsystems consist primarily of transceivers sold to manufacturers of storage and networking equipment for SANs and LANs and MAN applications. Optical subsystems also include multiplexers, de-multiplexers and optical add/drop modules for use in MAN applications. Optical components consist primarily of packaged lasers and photo-detectors which are incorporated in transceivers, primarily for LAN and SAN applications.

22. Geographic Information
          The following is a summary of operations within geographic areas based on the location of the entity purchasing the Company’s products (in thousands):

	Fiscal Years Ended April 30,
	2009	2008	2007
Revenues from sales to unaffiliated customers:
United States	$147,352	$94,214	$94,099
Malaysia	90,669	108,166	$102,665
China	75,860	46,637	$32,969
Rest of the world	183,177	152,608	151,530

	$497,058	$401,625	$381,263

          Revenues generated in the United States are all from sales to customers located in the United States.
          The following is a summary of long-lived assets within geographic areas based on the location of the assets (in thousands):

	April 30,	April 30,
	2009	2008
Long-lived assets
United States	$83,119	$167,405
Malaysia	28,067	32,553
Rest of the world	17,180	5,422

	$128,366	$205,380

23. Pending Litigation
     Stock Option Derivative Litigation
     On November 30, 2006, the Company announced that it had undertaken a voluntary review of its historical stock option grant practices subsequent to its initial public offering in November 1999. The review was initiated by senior management, and preliminary results of the review were discussed with the Audit Committee of the Company’s board of directors. Based on the preliminary results of the review, senior management concluded, and the Audit Committee agreed, that it was likely that the measurement dates for certain stock option grants differed from the recorded grant dates for such awards and that the Company would likely need to restate its historical financial statements to record non-cash charges for compensation expense relating to some past stock option grants. The Audit Committee thereafter conducted a further investigation and engaged independent legal counsel and financial advisors to assist in that investigation. The Audit Committee concluded that measurement dates for certain option grants differed from the recorded grant dates for such awards. The Company’s management, in conjunction with the Audit Committee, conducted a further review to finalize revised measurement dates and determine the appropriate accounting adjustments to its historical financial statements. The announcement of the investigation resulted in delays in filing the Company’s quarterly reports on Form 10-Q for the quarters ended October 29, 2006, January 28, 2007, and January 27, 2008, and the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2007. On December 4, 2007, the Company filed all four of these reports which included revised financial statements.
     Following the Company’s announcement on November 30, 2006 that the Audit Committee of the board of directors had voluntarily commenced an investigation of the Company’s historical stock option grant practices, the Company was named as a nominal defendant in several shareholder derivative cases. These cases have been consolidated into two proceedings pending in federal and state courts in California. The federal court cases have been consolidated in the United States District Court for the Northern District of California. The state court cases have been consolidated in the Superior Court of California for the County of Santa Clara. The plaintiffs in all cases have alleged that certain of the Company’s current or former officers and directors caused the Company to grant stock options at less than fair market value, contrary to the

Company’s public statements (including its financial statements), and that, as a result, those officers and directors are liable to the Company. No specific amount of damages has been alleged, and by the nature of the lawsuits, no damages will be alleged against the Company. On May 22, 2007, the state court granted the Company’s motion to stay the state court action pending resolution of the consolidated federal court action. On June 12, 2007, the plaintiffs in the federal court case filed an amended complaint to reflect the results of the stock option investigation announced by the Audit Committee in June 2007. On August 28, 2007, the Company and the individual defendants filed motions to dismiss the complaint. On January 11, 2008, the Court granted the motions to dismiss, with leave to amend. On May 12, 2008, the plaintiffs filed an amended complaint. The Company and the individual defendants filed motions to dismiss the amended complaint on July 1, 2008. The Court’s ruling on the motions remains pending.
     ‘505 Patent Litigation
     DirecTV Litigation
     On April 4, 2005, the Company filed an action for patent infringement in the United States District Court for the Eastern District of Texas against the DirecTV Group, Inc., DirecTV Holdings, LLC, DirecTV Enterprises, LLC, DirecTV Operations, LLC, DirecTV, Inc., and Hughes Network Systems, Inc. (collectively, “DirecTV”). The lawsuit involves the Company’s U.S. Patent No. 5,404,505, or the ‘505 patent, which relates to technology used in information transmission systems to provide access to a large database of information. On June 23, 2006, following a jury trial, the jury returned a verdict that the Company’s patent had been willfully infringed and awarded the Company damages of $78,920,250. In a post-trial hearing held on July 6, 2006, the Court determined that, due to DirecTV’s willful infringement, those damages would be enhanced by an additional $25 million. Further, the Court awarded the Company pre-judgment interest on the jury’s verdict and court costs in the aggregate amount of approximately $13.5 million. The Court denied the Company’s motion for injunctive relief, but ordered DirecTV to pay a compulsory ongoing license fee to the Company at the rate of $1.60 per set-top box activated by or on behalf of DirecTV for the period beginning June 16, 2006 through the duration of the patent, which expires in April 2012.
     DirecTV appealed to the United States Court of Appeals for the Federal Circuit. In its appeal, DirecTV raised issues related to claim construction, infringement, invalidity, willful infringement and enhanced damages. The Company cross-appealed raising issues related to the denial of the Company’s motion for a permanent injunction, the trial court’s refusal to enhance future damages for willfulness and the trial court’s determination that some of the asserted patent claims are invalid. The appeals were consolidated.
     On April 18, 2008, the appeals court issued its decision affirming in part, reversing in part, and remanding the case for further proceedings before the trial court in Texas. Specifically, the appeals court ruled that the lower court’s interpretation of some of the patent claim terms was too broad and issued its own, narrower interpretation of those terms. The appeals court also determined that one of the seven patent claims (Claim 16) found infringed by the jury was invalid, that DirecTV’s infringement of the ‘505 patent was not willful, and that the trial court did not err in its determination that various claims of the ‘505 patent were invalid for indefiniteness. As a result, the judgment, including the compulsory license, was vacated and the case was remanded to the trial court to reconsider infringement and validity of the six remaining patent claims and releasing to DirecTV the escrow funds it had deposited.
     On July 11, 2008, the United States District Court for the Northern District of California issued an order in the Comcast lawsuit described below in which it held that one of the claims of the ‘505 patent, Claim 25, is invalid. The order in the Comcast lawsuit also, in effect, ruled invalid a related claim, Claim 24, which is one of the six remaining claims of the ‘505 patent that were returned to the trial court for retrial in the DirectTV lawsuit.
     On December 1, 2008, both parties filed motions for summary judgment on the issue of validity in the trial court. On May 19, 2009, the Court granted DirecTV’s motions for summary judgment and entered final judgment in the case in favor of DirecTV. The Company has filed a notice of appeal with respect to this ruling.
     Comcast Litigation
     On July 7, 2006, Comcast Cable Communications Corporation, LLC (“Comcast”), filed a complaint against the Company in the United States District Court for the Northern District of California, San Francisco Division. Comcast sought a declaratory judgment that the Company’s ‘505 patent is not infringed and is invalid. The ‘505 patent is the same patent alleged by the Company in its lawsuit against DirecTV.

     At a status conference held on April 24, 2008, the Court accepted the Company’s proposal to narrow the issues for trial and proceed only with the Company’s principal claim (Claim 25), subject to the Company providing a covenant not to sue Comcast on the other previously asserted claims. On May 22, 2008, Comcast filed its renewed motion for summary judgment of invalidity and non-infringement. On July 11, 2008, the Court issued an order granting Comcast’s motion for summary judgment on the basis of invalidity and also entered a final judgment in favor of Comcast. On July 25, 2008 the Company filed its notice of appeal to the Federal Circuit. On April 10, 2009, the Federal Circuit affirmed the District Court ruling.
     EchoStar Litigation
     On July 10, 2006, EchoStar Satellite LLC, EchoStar Technologies Corporation and NagraStar LLC (collectively, “EchoStar”), filed an action against the Company in the United States District Court for the District of Delaware seeking a declaration that EchoStar does not infringe, and has not infringed, any valid claim of the Company’s ‘505 patent. The ‘505 patent is the same patent that is in dispute in the DirecTV and Comcast lawsuits. On December 4, 2007, the Court approved the parties’ stipulation to stay the case pending issuance of the Federal Circuit’s mandate in the DirecTV case. This stay expired when the mandate of the Federal Circuit issued in the DirecTV case on April 18, 2008. The Court has yet to set a case schedule.
     XM/Sirius Litigation
     On April 27, 2007, the Company filed an action for patent infringement in the United States District Court for the Eastern District of Texas, Lufkin Division, against XM Satellite Radio Holdings, Inc., XM Satellite Radio, Inc., and XM Radio, Inc. (collectively, “XM”), and Sirius Satellite Radio, Inc. and Satellite CD Radio, Inc. (collectively, “Sirius”). Judge Clark, the same judge who presided over the DirecTV trial, has been assigned to the case. The lawsuit alleged that XM and Sirius had infringed and continued to infringe the Company’s ‘505 patent and sought an injunction to prevent further infringement, actual damages to be proven at trial, enhanced damages for willful infringement and attorneys’ fees. The cased had been stayed pending further action in the DirecTV case on remand and the re-examination of the ‘505 patent descried below. Subsequent to the May 19, 2009 decision granting summary judgment in favor of DirecTV in the DirecTV case, the case against XM/Sirius was dismissed without prejudice on June 9, 2009.
     Requests for Re-Examination of the ‘505 Patent
     Four requests for re-examination of the Company’s ‘505 patent have been filed with the PTO. The ‘505 patent is the patent that is in dispute in the DirecTV, EchoStar, Comcast and XM/Sirius lawsuits. The PTO has granted each of these requests, and these proceedings have been combined into a single re-examination. During the re-examination, some or all of the claims in the ‘505 patent could be invalidated or revised to narrow their scope, either of which could have a material adverse impact on the Company’s position in the related ‘505 lawsuits. Resolution of the re-examination of the ‘505 Patent is likely to take more than four months.
     Securities Class Action
     A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased the Company’s common stock from November 17, 1999 through December 6, 2000. The complaint named as defendants the Company, Jerry S. Rawls, its President and Chief Executive Officer, Frank H. Levinson, its former Chairman of the Board and Chief Technical Officer, Stephen K. Workman, its Senior Vice President and Chief Financial Officer, and an investment banking firm that served as an underwriter for the Company’s initial public offering in November 1999 and a secondary offering in April 2000. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(b) of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offerings failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of the Company’s stock sold in the offerings and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of the Company’s stock sold in the offerings to those customers in exchange for which the customers agreed to purchase additional shares of the Company’s stock in the aftermarket at pre-determined prices. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, which were consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. On February 19, 2003, the Court denied defendants’ motion to dismiss the complaint.

     In July 2004, the Company and the individual defendants accepted a settlement proposal made to all of the issuer defendants. Under the terms of the settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers would have been required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs failed to recover $1 billion and payment was required under the guaranty, the Company would have been responsible to pay its pro rata portion of the shortfall, up to the amount of the self-insured retention under its insurance policy, which could have been up to $2 million. The Court gave preliminary approval to the settlement in February 2005. Before the Court issued a final decision on the settlement, on December 5, 2006, the United States Court of Appeals for the Second Circuit vacated the class certification of plaintiffs’ claims against the underwriters in six cases designated as focus or test cases. Thereafter, the parties withdrew the settlement.
     In February 2009, the parties reached an understanding regarding the principal elements of a settlement, subject to formal documentation and Court approval. Under the new proposed settlement, the underwriter defendants would pay a total of $486 million, and the issuer defendants and their insurers would pay a total of $100 million to settle all of the cases. The Company would be responsible for a pro rata share of the issuers’ contribution to the settlement and certain costs anticipated to total between $350,000 and $400,000. On June 10, 2009, the Court granted preliminary approval of the settlement and set a hearing on final approval for September 10, 2009. If this settlement is not approved by the Court, the Company intends to defend the lawsuit vigorously. Because of the inherent uncertainty of litigation, the Company cannot predict its outcome. If, as a result of this dispute, the Company is required to pay significant monetary damages, its business would be substantially harmed.
     Section 16(b) Lawsuit
     A lawsuit was filed on October 3, 2007 in the United States District Court for the Western District of Washington by Vanessa Simmonds, a purported holder of the Company’s common stock against two investment banking firms that served as underwriters for the initial public offering of the Company’s common stock in November 1999. None of the Company’s officers, directors or employees were named as defendants in the complaint. On February 28, 2008, the plaintiff filed an amended complaint. The complaint, as amended, alleges that: (i) the defendants, other underwriters of the offering, and unspecified officers, directors and the Company’s principal shareholders constituted a “group” that owned in excess of 10% of the Company’s outstanding common stock between November 11, 1999 and November 20, 2000; (ii) the defendants were therefore subject to the “short swing” prohibitions of Section 16(b) of the Securities Exchange Act of 1934; and (iii) the defendants engaged in purchases and sales, or sales and purchases, of the Company’s common stock within periods of less than six months in violation of the provisions of Section 16(b). The complaint seeks disgorgement of all profits allegedly received by the defendants, with interest and attorneys fees, for transactions in violation of Section 16(b). The Company, as the statutory beneficiary of any potential Section 16(b) recovery, is named as a nominal defendant in the complaint.
     This case is one of 54 lawsuits containing similar allegations relating to initial public offerings of technology company issuers, which were coordinated (but not consolidated) by the Court. On July 25, 2008, the real defendants in all 54 cases filed a consolidated motion to dismiss, and a majority of the nominal defendants (including the Company) filed a consolidated motion to dismiss, the amended complaints. On March 19, 2009, the Court dismissed the amended complaints naming the nominal defendants that had moved to dismiss, without prejudice, because the plaintiff had not properly demanded action by their respective boards of directors before filing suit; and dismissed the amended complaints naming nominal defendants that had not moved to dismiss, with prejudice, finding the claims time-barred by the applicable statute of limitation. Also on March 19, 2009, the Court entered judgment against the plaintiff in all 54 cases. The plaintiff has appealed the order and judgments. The real defendants have cross-appealed the dismissal of certain amended complaints without prejudice, contending that dismissal should have been with prejudice because those amended complaints are barred by the applicable statute of limitation.
     JDSU/Emcore Patent Litigation
     Litigation is pending with JDS Uniphase Corporation and Emcore Corporation with respect to certain cable television transmission products acquired in connection with the Company’s acquisition of Optium Corporation. On September 11, 2006, JDSU and Emcore filed a complaint in the United States District Court for the Western District of Pennsylvania alleging that the Company’s 1550 nm HFC externally modulated transmitter used in cable television applications, in addition to possibly “products as yet unidentified,” infringes on two U.S. patents. On March 14, 2007, JDSU and Emcore filed a second complaint in the United States District Court for the Western District of Pennsylvania alleging that the Company’s 1550 nm HFC quadrature amplitude modulated transmitter used in cable television applications, in addition to possibly

“products as yet unidentified,” infringes on another U.S. patent. The plaintiffs are seeking for the court to declare that Optium has willfully infringed on such patents and to be awarded up to three times the amount of any compensatory damages found, if any, plus any other damages and costs incurred. The Company has answered both of these complaints denying that it has infringed any of the asserted patents and asserting that those patents are invalid. On December 10, 2007, the Company filed a complaint in the United States District Court for the Western District of Pennsylvania seeking a declaration that the patents asserted against the Company’s HFC externally modulated transmitter are unenforceable due to inequitable conduct committed by the patent applicants and/or the attorneys or agents during prosecution.
     On February 18, 2009, the Court granted JDSU’s and Emcore’s motion for summary judgment dismissing the Company’s declaratory judgment action on inequitable conduct. The Company has appealed this ruling. The court has consolidated the remaining two actions and has scheduled a single trial to begin October 19, 2009. The Company is unable to determine the ultimate outcome of this litigation.
     Export Compliance
     During mid-2007, Optium became aware that certain of its analog RF over fiber products may, depending on end use and customization, be subject to the International Traffic in Arms Regulations, or ITAR. Accordingly, Optium filed a detailed voluntary disclosure with the United States Department of State describing the details of possible inadvertent ITAR violations with respect to the export of a limited number of certain prototype products, as well as related technical data and defense services. Optium may have also made unauthorized transfers of ITAR-restricted technical data and defense services to foreign persons in the workplace. Additional information has been provided upon request to the Department of State with respect to this matter. In late 2008, a grand jury subpoena from the office of the U.S. Attorney for the Eastern District of Pennsylvania was received requesting documents from 2005 through the present referring to, relating to or involving the subject matter of the above referenced voluntary disclosure and export activities.
     While the Department of State encourages voluntary disclosures and generally affords parties mitigating credit under such circumstances, the Company nevertheless could be subject to continued investigation and potential regulatory consequences ranging from a no-action letter, government oversight of facilities and export transactions, monetary penalties, and in extreme cases, debarment from government contracting, denial of export privileges and criminal sanctions, any of which would adversely affect the Company’s results of operations and cash flow. The Department of State and U.S. Attorney inquiries may require the Company to expend significant management time and incur significant legal and other expenses. The Company cannot predict how long it will take or how much more time and resources it will have to expend to resolve these government inquiries, nor can it predict the outcome of these inquiries.
     In connection with a review of its compliance with applicable export regulations in late 2008, the Company discovered that it had made certain “deemed exports” to foreign national employees with respect to certain of its commercial products without the necessary deemed export licenses or license exemptions under the Export Administration Regulations, or EAR. Accordingly, the Company filed a detailed voluntary disclosure with the United States Department of Commerce describing these deemed export violations. In June 2009, the Company received notification from the Department of Commerce that it had completed its investigation into the matter with the issuance of a warning letter.
     Other Litigation
     In the ordinary course of business, the Company is a party to litigation, claims and assessments in addition to those described above. Based on information currently available, management does not believe the impact of these other matters will have a material adverse effect on its business, financial condition, results of operations or cash flows of the Company.
24. Restructuring Charges
          During the second quarter of fiscal 2006, the Company consolidated its Sunnyvale facilities into one building and permanently exited a portion of its Scotts Valley facility. As a result of these activities, the Company recorded restructuring charges of approximately $3.1 million. These restructuring charges included $290,000 of miscellaneous costs required to effect the closures and approximately $2.8 million of non-cancelable facility lease payments. Of the $3.1 million in restructuring charges, $1.9 million related to the Company’s optical subsystems and components segment and $1.2 million related to discontinued operations. During the first quarter of fiscal 2009, the Company recorded additional restructuring charges of $0.6 million for the remaining portion of the Scotts Valley facility that had been used for a product line of our discontinued operations because this product line was sold in first quarter of fiscal 2009. See Note 7 for additional details regarding the sale of this product line.

          The facilities consolidation charges were calculated using estimates and were based upon the remaining future lease commitments for vacated facilities from the date of facility consolidation, net of estimated future sublease income. The estimated costs of vacating these leased facilities were based on market information and trend analyses, including information obtained from third party real estate sources.
          As of April 30, 2009, $900,000 of committed facilities payments related to restructuring activities remained accrued and is expected to be fully utilized by the end of fiscal 2011.
25. Warranty
          The Company generally offers a one year limited warranty for its products. The specific terms and conditions of these warranties vary depending upon the product sold. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs based on revenue recognized. Factors that affect the Company’s warranty liability include the historical and anticipated rates of warranty claims. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
          Changes in the Company’s warranty liability during the period are as follows (in thousands):

	April 30,
	2009	2008
Beginning balance	$1,932	$1,618
Warranty liability acquired on merger with Optium	$2,884	—
Additions during the period based on product sold	2,151	2,547
Settlements	(1,297)	(398)
Changes in liability for pre-existing warranties, including expirations	743	(1,835)

Ending balance	$6,413	$1,932

26. Related Parties
          Frank H. Levinson, the Company’s former Chairman of the Board and Chief Technical Officer and a member of the Company’s board of directors until August 29, 2008, is a member of the board of directors of Fabrinet, Inc., a privately held contract manufacturer. In June 2000, the Company entered into a volume supply agreement, at rates which the Company believes to be market, with Fabrinet under which Fabrinet serves as a contract manufacturer for the Company. In addition, Fabrinet purchases certain products from the Company. The Company recorded purchases of $28.5 million from Fabrinet during the four months ending August 29, 2008 and Fabrinet purchased products from the Company totaling to $16.2 million. During the fiscal years ended April 30, 2008 and 2007, the Company recorded purchases from Fabrinet of approximately $70.2 million and $77.2 million, respectively, and Fabrinet purchased products from the Company totaling approximately $33.6 million and $42.8 million, respectively. At August 29, 2008 and at April 30, 2008 the Company owed Fabrinet approximately $7.1 million and $7.0 million, respectively and Fabrinet owed the Company $6.0 million and $5.7 million, respectively.
          In connection with the acquisition by VantagePoint Venture Partners of the 34 million shares of common stock of the Company held by Infineon Technologies AG that the Company had previously issued to Infineon as consideration for its acquisition of Infineon’s optical transceiver product lines, the Company entered into an agreement with VantagePoint under which the Company agreed to use its reasonable best efforts to elect a nominee of VantagePoint to the Company’s board of directors, provided that the nominee was reasonably acceptable to the board’s Nominating and Corporate Governance Committee as well as the full board of directors. In June 2005, David C. Fries, a Managing Director of VantagePoint, was elected to the board of directors pursuant to that agreement. The Company also agreed to file a registration statement to provide for the resale of the shares held by VantagePoint and certain distributees of VantagePoint. As a result of the reduction in VantagePoint’s holdings of the Company’s common stock following distributions by VantagePoint to its partners, the Company’s obligations regarding the election of a nominee of VantagePoint to the Company’s board of directors have terminated, and the Company is no longer obligated to maintain a registration statement for the resale of shares held by VantagePoint and its distributees.
27. Guarantees and Indemnifications
          In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee. As permitted under Delaware law and in accordance with the Company’s Bylaws, the Company indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The Company may terminate the indemnification agreements with its officers and directors upon 90 days written notice, but termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer liability insurance policy that may enable it to recover a portion of any future amounts paid.
          The Company enters into indemnification obligations under its agreements with other companies in its ordinary course of business, including agreements with customers, business partners, and insurers. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or the use of the Company’s products. These indemnification provisions generally survive termination of the underlying agreement. In some cases, the maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited.
          The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of April 30, 2009. To date, the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements.
28. Subsequent Events
Settlement of Exchange Offer
     On July 9, 2009, the Company announced that it had commenced separate concurrent “Modified Dutch Auction” tender offers (each an “Exchange Offer” and together, the “Exchange Offers”) to exchange shares of its common stock and cash for an aggregate of up to $95 million principal amount of the following series of its outstanding convertible notes (the “Notes”):
-	2.50% Convertible Subordinated Notes due 2010 (the “Subordinated Notes”); and

-	2.50% Convertible Senior Subordinated Notes due 2010 (the “Senior Subordinated Notes”)
     The Company offered to exchange up to an aggregate of $37.5 million principal amount, or 75%, of the outstanding Subordinated Notes and an aggregate of $57.5 million principal amount, or 62.5%, of the outstanding Senior Subordinated Notes.
     Under the Exchange offers, as amended, for each $1,000 principal amount of Notes, tendering holders were entitled to receive consideration with a value not greater than $870 nor less than $820 (the “Exchange Consideration”), with such value determined by a “Modified Dutch Auction” procedure, plus accrued and unpaid interest to, but excluding, the settlement date, payable in cash. A separate “Modified Dutch Auction” procedure was conducted for each of the Exchange Offers. A “Modified Dutch Auction” tender offer allows holders of the Notes to indicate the principal amount of Notes that such holders desire to tender and the consideration within the specified range at which they wish to tender such Notes. The mix of Exchange Consideration consisted of (i) $525 in cash, and (ii) a number of shares of common stock with a value equal to the Exchange Consideration minus $525 (the “Equity Consideration”). The number of shares of common stock representing the Equity Consideration to be received by holders as part of Exchange Consideration was determined on the basis of the trading price of the common stock during a 5-trading day VWAP period (the “5-day VWAP”) starting on July 13 and ending on July 17, 2009.
     The Exchange Offers expired on Thursday, August 6, 2009. On August 11, 2009, the Company announced the final results of the Exchange. The Company exchanged $47,504,000 aggregate principal amount of the Notes. The Company issued approximately 28.3 million shares of common stock and paid out approximately $24.9 million in cash.
     The Company accepted for exchange the following approximate principal amount of each series of Notes:
   (i) $33,100,000, or 66.2%, of the $50,000,000 aggregate outstanding principal amount of Subordinated Notes; and
   (ii) $14,404,000, or approximately 15.7%, of the $92,000,000 aggregate outstanding principal amount of Senior Subordinated Notes.

Repurchase of Senior Subordinated Notes
     On September 8, 2009, the Company repurchased $15.2 million principal amount of its Senior Subordinated Notes in a privately negotiated transaction. For each $1,000 principal amount of the Notes, the Company paid $952 in cash, for a total purchase price of $14.5 million plus accrued interest of $154,000.
Amended Credit Facilities
     On July 7, 2009, the Company modified the terms of its existing credit facilities with Silicon Valley Bank as described in Notes 13, 14 and 15, in order to facilitate the Exchange Offers. Principal modifications include:
•	A reduction in the total size of the Company’s secured revolving line of credit from $45 million to $25 million; and

•	Revised covenants that permit the use of borrowings under the secured revolving line of credit for a portion of the Exchange Consideration in connection with the Exchange Offers and the use of up to an aggregate of $50 million of cash from all sources for that purpose.
New Credit Facility
On October 2, 2009, the Company entered into an agreement with Wells Fargo Foothill, LLC to establish a new four-year $70 million senior secured revolving credit facility, which is referred to as the credit facility, to finance working capital and to refinance existing indebtedness, including the repurchase or repayment of our remaining outstanding convertible notes. Borrowings under the credit facility will bear interest at rates based on the prime rate and LIBOR plus variable margins, under which applicable interest rates currently range from 5.75% to 6.25% per annum. Borrowings will be guaranteed by Finisar’s U.S. subsidiaries and secured by substantially all of the assets of Finisar and its U.S. subsidiaries. The credit facility matures four years following the date of the agreement, subject to certain conditions. The initial advance under the credit facility will occur following the satisfaction of certain conditions precedent.
Securities Class Action
A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased the Company’s common stock from November 17, 1999 through December 6, 2000. See Note 23 for details regarding the lawsuit.
On September 10, 2009 the Court took the settlement proposal relating to this lawsuit under advisement pending final approval of the settlement terms. Under the new proposed settlement, the underwriter defendants will pay a total of $486 million, and the issuer defendants and their insurers will pay a total of $100 million to settle all of the cases. On August 25, 2009, the Company funded approximately $327,000 with respect to its pro rata share of the issuers’ contribution to the settlement and certain costs. This amount was accrued in the financial statements for the quarter ended August 2, 2009 and recorded as operating expense.
29. Financial Information by Quarter (Unaudited).
Summarized quarterly data for fiscal 2009 and 2008 are as follows:

	Three Months Ended
	April 30,	Feb 1,	Nov 2,	Aug 3,	April 30,	Jan. 27,	Oct. 28,	July 29,
	2009	2009	2008	2008	2008	2008	2007	2007
			(In thousands, except per share data)
Total Revenues	$107,457	$126,081	$147,746	$115,774	$111,378	$102,957	$90,930	$96,360
Gross profit	$23,223	$34,837	$39,957	$40,789	$33,193	$30,934	$24,989	$26,072
Income (loss) from operations	$(24,076)	$(49,673)	$(190,140)	$7,860	$792	$(6,067)	$(6,316)	$(2,836)
Income (loss) from continuing operations	$(27,004)	$(49,295)	$(189,135)	$2,942	$(4,045)	$(10,493)	$(10,796)	$(7,510)
Income (loss) from discontinued operations	1,246	(87)	1,115	(125)	(41,201)	(2,135)	(1,106)	(1,727)
Income (loss) per share from continuing operations:
Basic	$(0.45)	$(0.83)	$(3.55)	$0.08	$(0.10)	$(0.27)	$(0.28)	$(0.19)
Diluted	$(0.45)	$(0.83)	$(3.55)	$0.08	$(0.10)	$(0.27)	$(0.28)	$(0.19)
Income (loss) per share from discontinued operations:
Basic	$0.02	$(0.00)	$0.02	$(0.00)	$(1.07)	$(0.06)	$(0.03)	$(0.04)
Diluted	$0.02	$(0.00)	$(0.00)	$0.00	$(1.07)	$(0.06)	$(0.03)	$(0.04)
Shares used in computing income (loss) per share from continuing operations:
Basic	59,622	59,350	53,325	38,767	38,598	38,583	38,579	38,579

Diluted	59,622	59,350	53,325	38,952	38,598	38,583	38,579	38,579
Shares used in computing income (loss) per share from discontinued operations
Basic	59,622	59,350	53,325	38,767	38,598	38,583	38,579	38,579
Diluted	60,278	59,350	53,325	38,767	38,598	38,583	38,579	38,579
Item 15. Financial Statement Schedules (updated).
          Schedule II—Consolidated Valuation and Qualifying Accounts

			Additions
		Balance	Charged		Balance
	Balance at	acquired on	to		at
	Beginning	merger with	Costs and	Deductions	End of
	of Period	Optium	Expenses	Write-Offs	Period
Allowance for doubtful accounts
Year ended April 30, 2009	$635	$210	$361	$137	$1,069
Year ended April 30, 2008	$1,607	—	$239	$1,211	$635
Year ended April 30, 2007	$2,198	—	$(387)	$204	$1,607